Exhibit 10.1

CAPITAL ONE FINANCIAL CORPORATION

$4,200,000,000

BRIDGE LOAN AGREEMENT

Dated as of May 9, 2006

J.P. MORGAN SECURITIES INC.

and

CITIGROUP GLOBAL MARKETS INC.

as Joint Book Managers and Joint Lead Arrangers

CITIGROUP GLOBAL MARKETS INC.

as Syndication Agent

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

Bridge Loan Agreement

SECTION 7. Representations and Warranties.		34
7.01	Corporate Existence.	34
7.02	Financial Condition.	34
7.03	Litigation.	34
7.04	No Breach.	35
7.05	Action.	35
7.06	Approvals.	35
7.07	ERISA.	35
7.08	Taxes.	35
7.09	Investment Company Act.	36
7.10	Environmental Matters.	36
7.11	True and Complete Disclosure.	36

SECTION 8. Covenants.		36
8.01	Financial Statements Etc.	37
8.02	Litigation.	39
8.03	Existence, Etc.	40
8.04	Insurance.	41
8.05	Prohibition of Fundamental Changes.	41
8.06	Limitation on Liens.	42
8.07	Financial Covenants.	43
8.08	Regulatory Capital.	43
8.09	Lines of Business.	44
8.10	Use of Proceeds.	44

SECTION 9. Events of Default.		44

SECTION 10. The Administrative Agent.		47
10.01	Appointment, Powers and Immunities.	47
10.02	Reliance by Administrative Agent.	48
10.03	Defaults.	48
10.04	Rights as a Lender.	49
10.05	Indemnification.	49
10.06	Non-Reliance on Administrative Agent and Other Lenders.	49
10.07	Failure to Act.	50
10.08	Resignation or Removal of Administrative Agent.	50
10.09	Co-Agents; Etc.	50

SECTION 11. Miscellaneous.		50
11.01	Waiver.	51
11.02	Notices.	51
11.03	Expenses, Etc.	52
11.04	Amendments, Etc.	52
11.05	Successors and Assigns.	53

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11.06	Assignments and Participations.	53
11.07	Survival.	57
11.08	Captions.	57
11.09	Counterparts.	57
11.10	Governing Law; Submission to Jurisdiction.	57
11.11	Waiver of Jury Trial.	57
11.12	Treatment of Certain Information; Confidentiality.	58
11.13	USA PATRIOT Act	59

SCHEDULE 2.01	—	Commitments
SCHEDULE 7.03	—	Certain Litigation

EXHIBIT A	—	Form of Note
EXHIBIT B-1	—	Form of Opinion of Clifford Chance US LLP, special New York counsel to the Borrower
EXHIBIT B-2	—	Form of Opinion of Internal Counsel of the Borrower
EXHIBIT C	—	Form of Opinion of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMorgan
EXHIBIT D	—	Form of Notice of Borrowing
EXHIBIT E	—	Form of Confidentiality Agreement
EXHIBIT F	—	Form of Assignment and Assumption
EXHIBIT G	—	Form of Continuation Notice

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BRIDGE LOAN AGREEMENT dated as of May 9, 2006 among:

CAPITAL ONE FINANCIAL CORPORATION, a corporation organized under the laws of the State of Delaware (the “Borrower”);

each lender that is a signatory hereto identified under the caption “LENDERS” on the signature pages hereto and each lender that becomes a “Lender” after the date hereof pursuant to Section 11.06(b) hereof (individually, a “Lender” and, collectively, the “Lenders”); and

JPMORGAN CHASE BANK, N.A., as agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

The Borrower has requested that the Lenders agree to make loans to it in an aggregate amount up to but not exceeding $4,200,000,000, to be used to assist in financing the merger of North Fork Bancorporation, Inc. (“North Fork”) with and into the Borrower pursuant to the Merger Agreement as defined below, and the Lenders and the Administrative Agent are willing to make such loans, on and subject to the terms and conditions provided herein.

Accordingly, the parties hereto hereby agree as follows:

SECTION 1. Definitions and Accounting Matters.

1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Administrative Agent’s Account” shall mean the account of the Administrative Agent most recently designated by the Administrative Agent for such purpose by notice to the Lenders.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, the specified Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). Notwithstanding the foregoing, (a) no individual shall be an Affiliate of a specified Person solely by reason of his or her being a director, officer or employee of such specified Person or any of its Subsidiaries and (b) a Person and its Subsidiaries shall not be Affiliates of one another.

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“Applicable Facility Fee Percentage” or “Applicable Margin” shall mean, for any day, the respective rate per annum set forth in the table below opposite the reference to the Rating Level prevailing on such day under the caption “Applicable Facility Fee Percentage” or “Applicable Margin”, as the case may be:

Rating Level	Applicable Facility Fee Percentage	Applicable Margin
Rating Level 1	0.030%	0.200%
Rating Level 2	0.045%	0.250%
Rating Level 3	0.050%	0.300%
Rating Level 4	0.070%	0.400%
Rating Level 5	0.090%	0.500%

Each change in the Applicable Facility Fee Percentage or Applicable Margin resulting from a change in the Debt Rating shall become effective on the date of announcement or publication by the relevant Rating Agency of a change in the Debt Rating or, in the absence of such announcement or publication, on the effective date of such change.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an affiliate of such Lender) designated for such Type of Loan in its Administrative Questionnaire or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as its Applicable Lending Office.

“Assignment and Assumption” shall mean an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 11.06(b) hereof), and accepted by the Administrative Agent, in the form of Exhibit F or any other form approved by the Administrative Agent.

“Availability Period” shall mean the period from and including the date of this Agreement to but not including the date that is 364 days following the date of this Agreement.

“Bank Regulatory Authority” shall mean the Board of Governors of the Federal Reserve System, the Comptroller of the Currency, the Federal Deposit Insurance Corporation and any other relevant bank regulatory authority (including, without limitation, relevant state bank regulatory authorities) having jurisdiction over the Borrower.

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“Bankruptcy Code” shall mean the Federal Bankruptcy Code of 1978, as amended from time to time.

“Base Rate” shall mean, for any day, a rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus 1/2 of 1% per annum and (b) the Prime Rate for such day. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

“Base Rate Loans” shall mean Loans that at the time bear interest at rates based upon the Base Rate.

“Basle Accord” shall mean the proposals for risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled “International Convergence of Capital Measurement and Capital Standards” dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

“BHC Act” shall mean the Bank Holding Company Act of 1956, as amended.

“Borrowing” shall mean the borrowing by the Borrower of the Loans.

“Borrowing Date” shall mean the date of the Loans.

“Business Day” shall mean any day (a) on which commercial banks are not authorized or required to close in New York City and (b) if such day relates to a payment or prepayment of principal of or interest on, or an Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such payment, prepayment or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“COB” shall mean Capital One Bank, a bank organized under the laws of the Commonwealth of Virginia.

“COBE” shall mean Capital One Bank (Europe) PLC, a corporation organized under the laws of England.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

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“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make its Loan, as such commitment may be (a) reduced from time to time pursuant to Section 2.03 hereof or (b) reduced or increased pursuant to assignments by or to such Lender pursuant to Section 11.06 hereof. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“CONA” shall mean Capital One, National Association (f/k/a Hibernia National Bank), a national banking association organized under the laws of the United States of America.

“Continue”, “Continuation” and “Continued” each refer to the continuation of Loans as Eurodollar Loans from one Interest Period to the next.

“Continuing Directors” shall mean (a) persons who are members of the Board of Directors of the Borrower on the date hereof and (b) persons who become members of the Board of Directors of the Borrower after the date hereof (i) whose election or nomination for election was approved by a vote of a majority of the then Continuing Directors and (ii) who were not so elected or nominated in connection with, or in contemplation of, any transaction of the type referred to in Section 8.05.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.08.

“Cumulative Equity Proceeds” shall mean, as of any date of determination, the aggregate amount of all cash received on or prior to such date of determination by the Borrower and its Subsidiaries in respect of any Equity Issuance effected after March 31, 2006 net of expenses incurred by the Borrower and its Subsidiaries in connection therewith.

“Cumulative Net Income” shall mean, as of any date of determination, the aggregate net operating income of the Borrower and its consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) for each fiscal quarter of the Borrower (a) commencing with the fiscal quarter ended June 30, 2006 and (b) ending with the fiscal quarter most recently ended on or prior to such date of determination; provided that Cumulative Net Income shall be determined exclusive of any fiscal quarter for which the net operating income of the Borrower and its consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) is less than zero.

“Debt Rating” shall mean, as of any date of determination thereof, the rating most recently published by a Rating Agency relating to the unsecured, unsupported, non-credit enhanced senior long-term Dollar-denominated debt obligations of the Borrower.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Defaulting Lender” shall have the meaning assigned to such term in Section 11.04 hereof.

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“Delinquency Ratio” shall mean, on any date, the ratio of (a) all Past Due Receivables on such date to (b) the aggregate amount of all Managed Receivables on such date.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Double Leverage Ratio” shall mean, on any date, the ratio of (a) the sum of (i) Intangibles (other than goodwill) on such date plus (ii) the aggregate investment of the Borrower on such date in the capital stock of its Subsidiaries as reported pursuant to Section 8.01(a) or 8.01(b) hereof (including the Borrower’s interest in undistributed earnings of its Subsidiaries), to (b) Net Worth on such date.

“Effective Date” shall mean the first date on which the Administrative Agent notifies the Borrower and the Lenders that all of the conditions set forth in Section 6.01 hereof have been satisfied.

“Environmental Laws” shall mean any and all present and future Federal, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

“Equity Issuance” shall mean (a) any issuance or sale by the Borrower or any of its Subsidiaries of (i) any of its capital stock, (ii) any warrants or options exercisable in respect of its capital stock (other than any capital stock of the Borrower or any warrants or options to purchase any capital stock of the Borrower that are issued to directors, officers or employees of the Borrower or any of its Subsidiaries pursuant to employee benefit plans established in the ordinary course of business, or any capital stock of the Borrower issued upon the exercise of any such warrants or options) or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in the Borrower or any of its Subsidiaries or (b) the receipt by the Borrower or any of its Subsidiaries from any Person not a shareholder of the Borrower of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Equity Issuance shall not include (i) any such issuance or sale by any Subsidiary of the Borrower to the Borrower or any Wholly Owned Subsidiary of the Borrower or (ii) any capital contribution by the Borrower or any Wholly Owned Subsidiary of the Borrower to any Subsidiary of the Borrower.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which

Bridge Loan Agreement

the Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the Borrower is a member.

“Eurodollar Loans” shall mean Loans that at the time bear interest at rates based on the Eurodollar Rate.

“Eurodollar Rate” shall mean, with respect to any Eurodollar Loan for any Interest Period, the rate for deposits in Dollars for a period comparable to such Interest Period which appears on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) as of 11:00 a.m., London time, on the day that is two London Banking Days preceding the first day of such Interest Period; provided that, if such rate does not appear on the relevant Telerate Service Page, the “Eurodollar Rate” shall be the arithmetic mean (rounded upwards, if necessary, to the nearest four decimal places), as determined by the Administrative Agent, of the rates per annum quoted by the respective Reference Lenders at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the day that is two London Banking Days prior to the first day of such Interest Period for the offering by the respective Reference Lenders to leading banks in the London interbank market of deposits denominated in Dollars having a term comparable to such Interest Period and in an amount comparable to the principal amount of such Eurodollar Loan to be made by the respective Reference Lenders. If any Reference Lender does not timely furnish such information for determination of any Eurodollar Rate, the Administrative Agent shall determine such Eurodollar Rate on the basis of the information timely furnished by the remaining Reference Lenders.

“Events of Default” shall have the meaning assigned to such term in Section 9 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Representations” shall mean the representations and warranties made in (a) the last sentence of Section 7.02 hereof and (b) Section 7.03 hereof (but only insofar as the representation and warranty in Section 7.03 hereof relates to proceedings that could have a Material Adverse Effect of the type referred to clause (a), (b) or (e) of the definition thereof in this Section 1.01, but not of the type referred to in clause (c) or (d) of said definition thereof).

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of June 29, 2004, as amended, among the Borrower, COB, FSB, COBE, the lenders party thereto and JPMorgan Chase Bank, as administrative agent.

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“FDIA” shall mean the Federal Deposit Insurance Act, as amended from time to time.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged to JPMorgan on such Business Day on such transactions as determined by the Administrative Agent.

“FSB” shall mean Capital One, F.S.B., a Federal savings bank organized under the laws of the United States of America.

“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a basis consistent with those that, in accordance with the second sentence of Section 1.02(a) hereof, are to be used in making the calculations for purposes of determining compliance with this Agreement.

“Guarantee” shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

“Indebtedness” shall mean, for any Person (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) non-contingent

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obligations of such Person (and, for the purposes of Section 9(b) hereof, all contingent obligations of such Person) in respect of letters of credit, bankers’ acceptances or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; and (f) Indebtedness of others Guaranteed by such Person.

“Insured Subsidiary” shall mean any insured depositary institution (as defined in 12 U.S.C. §1813(c) (or any successor provision), as amended, re-enacted or redesignated from time to time), that is controlled (within the meaning of 12 U.S.C. §1841 (or any successor provision), as amended, re-enacted or redesignated from time to time) by the Borrower.

“Intangibles” shall mean, as at any date, the aggregate amount (to the extent reflected in determining the consolidated stockholders’ equity of the Borrower and its consolidated Subsidiaries) of (a) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within 12 months after the acquisition of such business) subsequent to September 30, 1996 in the book value of any asset by the Borrower or any of its consolidated Subsidiaries, (b) all Investments in unconsolidated Subsidiaries and all equity investments in Persons that are not Subsidiaries and (c) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets.

“Interest Period” shall mean, with respect to any Eurodollar Loan, the period commencing on the date such Loan is made or Converted to a Eurodollar Loan or on the last day of the preceding Interest Period and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the relevant Borrower may select as provided in Section 4.05 hereof or any other period acceptable to all of the Lenders, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period for any Loan would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date; (ii) each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day unless such succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; (iii) except as provided in clause (iv) below, no Interest Period shall have a duration of less than one month and, if an Interest Period would otherwise be a shorter period, the relevant Loan shall be a Base Rate Loan for such period; and (iv) if each Lender shall have notified the Administrative Agent that the requested Interest Period is available (but subject to the foregoing clauses (i) and (ii)), a Eurodollar Loan may be made available for a specified Interest Period of less than one month or for an Interest Period of nine or 12 months.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures,

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partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; or (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“JPMorgan” shall mean JPMorgan Chase Bank, N.A.

“Lien” shall mean, with respect to any Property, any mortgage, lien, pledge, charge, security interest, encumbrance or arrangement for priority or preference of any kind in respect of such Property. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) or, in the case of any security, any third party right to purchase, in each case relating to such Property.

“Loans” shall mean the loans provided for by Section 2.01(a) hereof.

“London Banking Day” shall mean any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, England.

“Majority Lenders” shall mean, subject to the last paragraph of Section 11.04 hereof, Lenders having more than 50% of the aggregate amount of the Commitments or, if the Commitments shall have terminated, Lenders holding more than 50% of the aggregate unpaid principal amount of the Loans.

“Managed Receivables” shall mean, on any date, the sum for the Borrower and its consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) of (a) all on-balance sheet credit card loans and other finance receivables plus (b) all on-balance sheet credit card loans and other finance receivables held for securitization plus (c) all securitized credit card loans and other finance receivables; provided that, as the term “Managed Receivables” is used in the definition of “Tier 1 Capital to Managed Receivables Ratio”, clauses (a), (b) and (c) above shall be determined exclusive of securitized on-balance sheet finance receivables.

“Margin Stock” shall mean “margin stock” within the meaning of Regulations T, U and X.

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“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, financial condition or capitalization of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its material obligations under this Agreement or the Notes, (c) the validity or enforceability of the obligations of the Borrower under this Agreement or the Notes, (d) the rights and remedies of the Lenders and the Administrative Agent against the Borrower under this Agreement or the Notes or (e) the timely payment of the principal of or interest on the Loans or other amounts payable by the Borrower in connection therewith.

“Material Subsidiary” shall mean, at any time, any Subsidiary of the Borrower which, at the time any determination is being made, would constitute a “significant subsidiary” of the Borrower as defined in Rule 1-02 of Regulation S-X of the SEC as in effect on the date hereof.

“Maturity Date” shall mean the earlier of (a) the date 364 days after the date by which the conditions set forth in Sections 6.01 and 6.02 shall have been satisfied or waived in accordance with this Agreement and (b) December 1, 2007, provided, that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Merger” shall mean the merger of North Fork with and into the Borrower pursuant to the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger dated as of March 12, 2006 by and between North Fork and the Borrower, as amended.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Worth” shall mean, on any date, the consolidated stockholders’ equity of the Borrower and its consolidated Subsidiaries determined as of such date on a consolidated basis without duplication in accordance with GAAP.

“NFB” shall mean North Fork Bank, a bank organized under the laws of the State of New York.

“North Fork” shall have the meaning assigned to such term in the recitals hereto.

“Note” shall mean a promissory note of the Borrower in substantially the form of Exhibit A hereto issued pursuant to Section 2.07(d) hereof, and all promissory notes delivered in substitution or exchange thereof, in each case as the same shall be modified and supplemented and in effect from time to time.

“Notice of Borrowing” shall mean a notice substantially in the form of Exhibit D hereto, duly completed, executed and delivered by the Borrower.

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“Notice of Continuation” shall mean a notice substantially in the form of Exhibit G hereto, duly completed, executed and delivered by the Borrower.

“Other Taxes” shall have the meaning assigned to such term in Section 5.06(b) hereof.

“Participant” shall have the meaning assigned to such term in Section 11.06(c) hereof.

“Past-Due Receivables” shall mean, on any date, the sum for the Borrower and its consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) of (a) all Managed Receivables the minimum payments on which are at least 90 days overdue on such date plus (b) all other assets which have been, in accordance with the Borrower’s or the relevant Subsidiary’s credit policies with respect to such assets, classified as non-performing assets; provided that, Managed Receivables that are credit card loans, whether or not at least 90 days overdue, shall not constitute “Past-Due Receivables” to the extent of any cash balance of the account debtor on such loan on deposit with the creditor (but only to the extent such creditor is entitled under an agreement governing such credit card loan to set off such cash balances against the obligations of the account debtor under such loan and to the extent such cash balances are not subject to any other set-off or deduction by such creditor or any of its affiliates against a matured obligation owing by such debtor).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean an employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Post-Default Rate” shall mean a rate equal to 2% per annum plus the Base Rate as in effect from time to time plus the Applicable Margin, provided that, with respect to principal of a Eurodollar Loan that shall become due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise) on a day other than the last day of the Interest Period therefor, the “Post-Default Rate” shall be, for the period from and including such due date to but excluding the last day of such Interest Period, 2% per annum plus the interest rate for such Loan as provided in Section 3.02 hereof and, thereafter, the rate provided for above in this definition.

“Prime Rate” shall mean the rate of interest from time to time announced by JPMorgan at the Principal Office as its prime commercial lending rate.

Bridge Loan Agreement

“Principal Office” shall mean the principal office of JPMorgan, located on the date hereof at 270 Park Avenue, New York, New York 10017.

“Principal Subsidiary” shall mean (i) each of COB, FSB, CONA and (after the Effective Time (as defined in the Merger Agreement)) NFB, and (ii) any other direct or indirect Subsidiary of the Borrower engaged primarily in commercial banking or in the extension of consumer credit to third parties or securitizations of receivables related to commercial loans or such consumer credit that constitutes a “significant subsidiary” within the meaning of Regulation S-X adopted by the SEC.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Quarterly Dates” shall mean the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

“Rating Agencies” shall mean Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services or, in each case, any successor nationally recognized statistical rating organization.

“Rating Levels” shall mean, on any date of determination, (a) Rating Level 1 if the Debt Rating by the Rating Agencies is at least equal to “A1” or “A+”, (b) Rating Level 2 if the Debt Rating by the Rating Agencies is at least equal to “A2” or “A”, but does not fall within Rating Level 1, (c) Rating Level 3 if the Debt Rating by the Rating Agencies is at least equal to “A3” or “A-”, but does not fall within Rating Level 1 or Rating Level 2, (c) Rating Level 4 if the Debt Rating by the Rating Agencies is at least equal to “Baa1” or “BBB+”, but does not fall within Rating Level 1, Rating Level 2 or Rating Level 3 or (e) Rating Level 5 if the Debt Rating by the Rating Agencies is at least equal to “Baa2” or “BBB”, but does not fall within Rating Level 1, Rating Level 2, Rating Level 3 or Rating Level 4 or if none of the foregoing is applicable. If the Debt Rating of any Rating Agency is one level below the Debt Rating of the other Rating Agency, the “Rating Level” will be determined without regard to the Debt Rating of such Rating Agency with the lower Rating Level. If the Debt Rating of any Rating Agency is two or more levels below the Debt Rating of the other Rating Agency, the “Rating Level” will be determined on the basis of the Rating Level which is one level lower than the highest of the Rating Agencies’ Debt Ratings.

“Receivables” shall mean, with respect to the Borrower or any Principal Subsidiary, any amount owing, from time to time, with respect to a commercial loan, credit card, revolving or installment loan account, home equity line of credit or residential mortgage loan account or other receivable owned by the Borrower or such Principal Subsidiary, including, without limitation, amounts owing to the Borrower or such Principal Subsidiary for payment of goods and services, cash advances, convenience checks, membership fees, finance charges, late charges, credit insurance premiums and cash advance fees and fees relating to additional lending products, and any other receivables arising out of financing transactions by the Borrower or such

Bridge Loan Agreement

Principal Subsidiary; provided that the term “Receivables” shall not include any of the foregoing that is subject to a securitization (whether on or off balance sheet for the Borrower or such Principal Subsidiary) effected in the ordinary course of business, including any “seller interest” or retained portion of any securitization.

“Reference Lenders” shall mean JPMorgan and Citibank, N.A. (or their respective Applicable Lending Offices, as the case may be).

“Register” shall have the meaning assigned to such term in Section 11.06(b)(iv) hereof.

“Regulations A, D, T, U and X” shall mean, respectively, Regulations A, D, T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Regulatory Change” shall mean, with respect to any Lender, any change after the date hereof in Federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including such Lender of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reserve Requirement” shall mean, for any Interest Period for any Eurodollar Loan, the average maximum rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall include any other reserves required to be maintained by such member banks by reason of any Regulatory Change with respect to (i) any category of liabilities that includes deposits by reference to which the Eurodollar Rate is to be determined as provided in the definition of “Eurodollar Rate” in this Section 1.01 or (ii) any category of extensions of credit or other assets that includes Eurodollar Loans.

“Restricted Shares” shall mean shares of stock of or other ownership interests in any Principal Subsidiary.

“SEC” shall mean the Securities and Exchange Commission, or any successor agency charged with the administration and enforcement of the Securities Act and the Exchange Act.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

Bridge Loan Agreement

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Voting Securities issued by such corporation, partnership, limited liability company or other entity is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; provided, however, that any special purpose subsidiary of the Borrower or any of its Subsidiaries organized and operated solely to facilitate or conduct securitizations shall not be deemed to be a Subsidiary of the Borrower.

“Swap Agreement” shall have the meaning given to such term in Section 101(53B) of the Bankruptcy Code (as in effect on the date hereof).

“Syndication Agent” shall mean Citigroup Global Markets Inc.

“Tangible Net Worth” shall mean, on any date and with respect to the Borrower, the consolidated stockholders’ equity of the Borrower and its consolidated Subsidiaries less Intangibles, all determined as of such date on a consolidated basis without duplication in accordance with GAAP.

“Taxes” shall have the meaning assigned to such term in Section 5.06(a) hereof.

“Tier 1 Capital” shall mean, on any date, the amount, for the Borrower and its consolidated Subsidiaries (determined on a consolidated basis) on such date, of “Tier 1 capital”, within the meaning given to such term in the Capital Adequacy Guidelines for State Member Banks published by the Board of Governors of the Federal Reserve System (12 C.F.R. Part 208, Appendix A, as amended, modified and supplemented and in effect from time to time or any replacement thereof).

“Tier 1 Capital to Managed Receivables Ratio” shall mean, on any date, the ratio of (a) Tier 1 Capital (determined, for the purposes of this definition, in accordance with GAAP) on such date to (b) Managed Receivables on such date.

“Total Commitments” shall mean $4,200,000,000, as such amount may be reduced pursuant to Section 2.03 hereof.

“Transferee” shall have the meaning assigned to such term in Section 5.06(a) hereof.

“Type” shall have the meaning assigned to such term in Section 1.03 hereof.

“Voting Securities” shall mean, with respect to any Person, securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such Person, irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency.

Bridge Loan Agreement

“Wholly Owned Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the Voting Securities issued by such corporation, partnership, limited liability company or other entity (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

1.02 Accounting Terms and Determinations.

(a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared in accordance with generally accepted accounting principles in the United States of America, applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder (which, prior to the delivery of the first financial statements under Section 8.01(a) or (b) hereof, shall mean the audited financial statements as at December 31, 2005 referred to in Section 7.02 hereof). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of generally accepted accounting principles in the United States of America applied on a basis consistent with those used in the preparation of the latest annual or quarterly financial statements furnished to the Lenders pursuant to Section 8.01 hereof (or, prior to the delivery of the first financial statements under Section 8.01(a) or (b) hereof, used in the preparation of the audited financial statements as at December 31, 2005 referred to in Section 7.02 hereof) unless (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Majority Lenders shall so object in writing within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 8.01(a) or (b) hereof, shall mean the audited financial statements referred to in Section 7.02 hereof). Notwithstanding the foregoing, the accounting term “Tier 1 Capital” defined in Section 1.01 hereof shall be interpreted by reference to the statutes or regulations referred to in said definitions, as such statutes or regulations are amended, modified, supplemented or replaced and in effect from time to time.

(b) The Borrower shall deliver to the Lenders at the same time as the delivery of any annual or quarterly financial statement under Section 8.01 hereof (i) a description in reasonable detail of any material variation between the application of accounting principles in the United States of America employed in the preparation of such statement and the application of accounting principles in the United States of America employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

Bridge Loan Agreement

(c) To enable the ready and consistent determination of compliance with the covenants set forth in Section 8 hereof, the Borrower will not change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively.

1.03 Types of Loans. Loans hereunder are distinguished by “Type”. The “Type” of a Loan refers to whether such Loan is a Base Rate Loan or a Eurodollar Loan, each of which constitutes a Type.

SECTION 2. Commitments, Etc.

2.01 Loans. Each Lender severally agrees, on the terms and conditions of this Agreement, to make one Loan to the Borrower in Dollars on a Business Day during the Availability Period in a principal amount up to but not exceeding the amount of the Commitment of such Lender and, as to all Lenders, in an aggregate principal amount up to but not exceeding the Total Commitments.

2.02 The Borrowing. The Borrower shall give the Administrative Agent notice of the Borrowing as provided in Section 4.05 hereof. Not later than 1:00 p.m. New York time on the date specified for the Borrowing, each Lender shall make available the amount of the Loan to be made by it to the Administrative Agent at the Administrative Agent’s Account, in immediately available funds, for account of the Borrower. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by remitting the same to the Exchange Agent as defined in and in accordance with the Merger Agreement; provided that if such proceeds are not required to be remitted immediately to said Exchange Agent, they shall be remitted to and held by the Borrower in a segregated account in trust for the Lenders until so remitted or applied as specified in Section 2.09(b)(ii) hereof or shall have been used to pay fees and expenses due under this Agreement.

2.03 Changes of Commitments.

(a) The Total Commitments shall be automatically reduced to zero on the last day of the Availability Period.

(b) The Commitments shall be reduced as provided in Section 2.09(b)(i).

(c) The Commitments shall be deemed terminated immediately upon the making of the Borrowing.

(d) The Borrower shall have the right at any time or from time to time (i) to

Bridge Loan Agreement

terminate the Commitments and (ii) to reduce the Total Commitments; provided that (x) the Borrower shall give notice of each such termination or reduction as provided in Section 4.05 hereof, (y) each partial reduction shall aggregate to an integral multiple of $1,000,000 and not less than $25,000,000 and (z) no such termination or reduction shall be effected unless such notice shall have been given by the Borrower.

(e) The Commitments, once terminated or reduced, may not be reinstated.

2.04 Facility Fee. The Borrower shall pay to the Administrative Agent for account of each Lender a facility fee on the daily average amount of such Lender’s Commitment (regardless of utilization thereof), for the period from and including October 2, 2006, to but not including the earlier of (a) the date the Commitments are terminated or reduced to zero as provided herein and (b) the last day of the Availability Period, at a rate per annum equal to the Applicable Facility Fee Percentage, such fee to be payable on each Quarterly Date and on the date the Commitments are terminated or reduced to zero; provided, that the facility fee shall not accrue or become payable by the Borrower on the Commitment of any Defaulting Lender during the period that such Lender is a Defaulting Lender.

2.05 Lending Offices. The Loans of each Type made by each Lender shall be maintained at such Lender’s Applicable Lending Office for Loans of such Type.

2.06 Several Obligations; Remedies Independent. The failure of any Lender to make the Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor the Administrative Agent shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender, and (except as otherwise provided in Section 4.06 hereof) no Lender shall have any obligation to the Administrative Agent or any other Lender for the failure by such other Lender to make the Loan required to be made by such other Lender. The amounts payable by the Borrower at any time hereunder and under the Notes to each Lender shall be a separate and independent debt, and each Lender shall (without prejudice to the provisions of Section 9 hereof) be entitled to protect and enforce its rights arising out of this Agreement and the Notes, and it shall not be necessary for any other Lender or the Administrative Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

2.07 Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the date, amount, Type, interest rate and duration of each Interest Period thereof, and amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain accounts in which it shall record (i) the amounts of the Loans made to the Borrower hereunder, the Type thereof and the interest rate and each Interest Period applicable thereto, (ii) the amount of any principal

Bridge Loan Agreement

or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent from the Borrower hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(d) Any Lender may request through the Administrative Agent that its Loan be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender. Each Note shall be dated the Borrowing Date, duly executed by the Borrower and payable to such Lender in a principal amount equal to the amount of its Loan and otherwise duly completed.

(e) No Lender shall be entitled to have its Note substituted or exchanged for any reason, or subdivided for promissory notes of lesser denominations, except in connection with a permitted assignment of all or any portion of such Lender’s Commitment, Loan and Note pursuant to Section 5.07 or 11.06 hereof (and, if requested by any Lender, the Borrower agrees to so exchange any Note).

2.08 Conversion and Continuation. The Borrower may, upon notice given to the Agent in accordance with Section 4.04 hereof, Convert all or a portion of Loans of one Type into Loans of the other Type or Continue any Eurodollar Loans; provided, however, that any Conversion of Eurodollar Loans into Base Rate Loans shall be made only on the last day of an Interest Period for such Eurodollar Loan and any Conversion of Base Rate Loans into Eurodollar Loans shall be in an amount not less than the minimum amount specified in Section 4.04. Each such notice of a Conversion or Continuation shall, within the restrictions specified above, specify (i) the date of such Conversion or Continuation, (ii) the Loans to be Converted or Continued, and (iii) if such Conversion is into Eurodollar Loans, the duration of the initial Interest Period for each such Loan. Each notice of Conversion or Continuation shall be irrevocable and binding on the Borrower.

2.09 Prepayments and Mandatory Commitment Reductions.

(a) Optional Prepayments. Subject to Section 4.04 hereof, the Borrower shall have the right to prepay the Loans, at any time or from time to time, provided that: (i) the Borrower shall give the Administrative Agent notice of each such prepayment as provided in Section 4.05 hereof (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder) and (ii) any prepayment of a Eurodollar Loan on a day other than the last day of an Interest Period for such Loan shall be subject to the payment of any compensation payable under Section 5.05 hereof.

Bridge Loan Agreement

(b) Mandatory Prepayments and Commitment Reductions.

(i) The Commitments shall automatically be reduced, and if the Borrowing has been made the Borrower shall prepay the outstanding Loans, on the date one Business Day after the date of issuance by the Borrower of (x) hybrid securities (including “enhanced TRUPS”), (y) subordinated debt securities and (z) senior debt securities (other than senior debt securities having a maturity less than one year from the date of issuance thereof, and other than Applicable Senior Debt Securities (as defined below)), in each case in an aggregate amount equal to the amount of the net cash proceeds of each such issuance. For purposes hereof, “Applicable Senior Debt Securities” means senior debt securities of the Borrower the proceeds of which are used to refinance other Indebtedness of the Borrower, and senior debt securities of the Borrower the proceeds of which are to be used within 90 days from the date of issuance thereof to refinance other Indebtedness of the Borrower (as certified in writing by the Borrower to the Administrative Agent within one Business Day following the date of issuance of such securities).

(ii) If for any reason the Borrowing occurs but the Merger is not consummated within five Business Days thereafter in accordance with the Merger Agreement, the Borrower shall forthwith prepay the Loans in full (and any amounts in the segregated account referred to in Section 2.02 hereof shall be applied to such purpose).

(c) Prepayments in General. Amounts repaid or prepaid may not be reborrowed. All prepayments shall be made together with interest accrued on the principal amount prepaid.

SECTION 3. Payments of Principal and Interest.

3.01 Repayment of Loans. The Borrower hereby promises to pay to the Administrative Agent for account of each Lender on the Maturity Date the full principal amount of the Loan of such Lender.

3.02 Interest.

(a) Rate. The Borrower hereby promises to pay to the Administrative Agent for account of each Lender interest on the unpaid principal amount of the Loan made by such Lender for the period from and including the Borrowing Date to but excluding the date such Loan shall be paid in full, at the following rates per annum:

(i) while such Loan is a Base Rate Loan, the Base Rate (as in effect from time to time); and

Bridge Loan Agreement

(ii) while such Loan is a Eurodollar Loan, the Eurodollar Rate for each Interest Period therefor plus the Applicable Margin.

Notwithstanding the foregoing, the Borrower hereby promises to pay to the Administrative Agent for account of each Lender interest at the applicable Post-Default Rate on any principal of the Loan made by such Lender, and on any other amount payable by the Borrower to or for account of such Lender hereunder or under any Note, that shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full.

(b) Payment. Accrued interest on each Loan shall be payable (i) in the case of any Base Rate Loan, on each Quarterly Date and on the Maturity Date, (ii) in the case of any Eurodollar Loan, on the last day of each Interest Period therefor and, if such Interest Period is longer than three months, at three-month intervals following the first day of such Interest Period and (iii) in the case of any Loan, upon the payment or prepayment thereof (but only on the principal amount so paid or prepaid), except that interest payable at the Post-Default Rate shall be payable from time to time on demand.

(c) Notice. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Lenders and to the Borrower.

SECTION 4. Payments; Pro Rata Treatment; Computations; Etc.

4.01 Payments.

(a) Except to the extent otherwise provided herein, all payments of principal of and interest on the Loans and of all other amounts to be made by the Borrower under this Agreement and any Notes shall be made in Dollars and in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent at the Administrative Agent’s Account not later than 1:00 p.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). All amounts owing under this Agreement and any Notes are denominated and payable in Dollars.

(b) Any Lender for whose account any such payment is to be made may (but shall not be obligated to) debit the amount of any such payment that is not made by such time to any ordinary deposit account of the Borrower with notice to the Borrower and the Administrative Agent, provided that such Lender’s failure to give such notice shall not affect the validity thereof.

(c) The Borrower shall, at the time of making each payment under this

Bridge Loan Agreement

Agreement or any Note for account of any Lender, specify to the Administrative Agent (which shall notify the intended recipient(s) thereof) the Loans or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent may distribute such payment to the Lenders for application in such manner as it or the Majority Lenders, subject to Section 4.02 hereof, may determine to be appropriate).

(d) Each payment received by the Administrative Agent under this Agreement or any Note for account of any Lender shall be paid by the Administrative Agent promptly to such Lender, in Dollars and in immediately available funds, for account of such Lender’s Applicable Lending Office.

(e) If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day unless such succeeding Business Day would fall in the next calendar month, in which case such payment shall be made on the next preceding Business Day.

4.02 Pro Rata Treatment. Except to the extent otherwise provided herein:

(a) the Loans shall be made by the Lenders, each payment of facility fee shall be made to the Lenders, and each reduction under Section 2.09(b)(i) hereof and termination or reduction under Section 2.03(d) hereof of the Commitments and all Conversions and Continuations shall be applied to the respective Commitments of the Lenders pro rata according to the amounts of their respective Commitments;

(b) except as otherwise provided in Section 5.04 hereof, Eurodollar Loans having the same Interest Period shall be allocated among the Lenders pro rata according to the amounts of their respective Commitments;

(c) each payment or prepayment of principal of the Loans shall be made by the Borrower for account of the Lenders pro rata according to the respective unpaid principal amounts of the Loans held by such Lenders; and

(d) each payment of interest on the Loans shall be made by the Borrower for account of the Lenders pro rata according to the amounts of interest on the Loans then due and payable by the Borrower to such Lenders.

4.03 Computations. Interest on Eurodollar Loans and facility fee shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable, and interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable. Notwithstanding the foregoing, for each day that the Base Rate is calculated by reference to the Federal Funds Rate, interest on Base Rate Loans shall be computed on the basis of a year of 360 days and actual days elapsed.

Bridge Loan Agreement

4.04 Minimum Amounts. Each partial prepayment of principal of the Loans shall aggregate to an integral multiple of $1,000,000 and not less than $25,000,000 (prepayments of Loans of different Types or, in the case of Eurodollar Loans, having different Interest Periods at the same time hereunder to be deemed separate prepayments for purposes of the foregoing, one for each Type or Interest Period), provided that (a) the aggregate principal amount of Eurodollar Loans having the same Interest Period shall aggregate to an integral multiple of $1,000,000 and not less than $25,000,000 and (b) if any Eurodollar Loans would otherwise be in a lesser principal amount for any period, such Loans shall be Base Rate Loans during such period.

4.05 Certain Notices. The Notice of Borrowing and notices by the Borrower to the Administrative Agent of terminations or reductions of the Commitments, of Conversions and Continuations and of optional prepayments of Loans and the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Administrative Agent not later than 11:00 a.m. New York time on the number of Business Days prior to the date of the relevant termination, reduction, borrowing or prepayment or the first day of such Interest Period specified below:

Type	Number of Business Days Prior
Notice of Borrowing if for Base Rate Loans and notices of prepayment of Base Rate Loans	same day

Termination or reduction of Commitments	3

Notice of Borrowing if for Eurodollar Loans or notices of prepayment of, Conversion into, Continuation of, and duration of an Interest Period for, Eurodollar Loans	3

Each such notice of termination or reduction shall specify the aggregate amount of the Commitments to be terminated or reduced and each notice of prepayment shall specify the amount to be prepaid and the date of prepayment and each notice of Conversion or Continuation shall specify the amount to be Converted or Continued and the duration of the ensuing Interest Period therefor. The Notice of Borrowing shall be in substantially the form of Exhibit D hereto and shall specify the amount of the Borrowing (subject to Section 4.04 hereof) and the Borrowing Date. The Notice of Continuation shall be substantially in the form of Exhibit G hereto; provided, that if the Borrower shall fail to provide a timely Notice of Continuation, the applicable Interest Period shall be deemed to be one month. The Administrative Agent shall promptly notify the affected Lenders of the contents of each such notice.

Bridge Loan Agreement

4.06 Non-Receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified by a Lender or the Borrower (the “Payor”) prior to the date on which the Payor is to make payment to the Administrative Agent of (in the case of a Lender) the proceeds of the Loan to be made by such Lender hereunder or (in the case of the Borrower) a payment to the Administrative Agent for account of one or more of the Lenders hereunder (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the “Advance Date”) such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day and, if such recipient(s) shall fail promptly to make such payment, the Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid, provided that if neither the recipient(s) nor the Payor shall return the Required Payment to the Administrative Agent within three Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows:

(i) if the Required Payment shall represent a payment to be made by the Borrower to the Lenders, the Borrower and the recipient(s) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Post-Default Rate (without duplication of the obligation of the Borrower under Section 3.02 hereof to pay interest on the Required Payment at the Post-Default Rate), it being understood that the return by the recipient(s) of the Required Payment to the Administrative Agent shall not limit such obligation of the Borrower under said Section 3.02 to pay interest at the Post-Default Rate in respect of the Required Payment; and

(ii) if the Required Payment shall represent proceeds of the Loans to be made by the Lenders to the Borrower, the Payor and the Borrower shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment pursuant to Section 3.02 hereof, it being understood that the return by the Borrower of the Required Payment to the Administrative Agent shall not limit any claim the Borrower may have against the Payor in respect of such Required Payment.

4.07 Sharing of Payments, Etc.

(a) The Borrower agrees that, in addition to (and without limitation of) any right of set-off, banker’s lien or counterclaim a Lender may otherwise have, each Lender

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shall be entitled, at its option (to the fullest extent permitted by law), to set off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of the Borrower at any of its offices, in Dollars, against any principal of or interest on such Lender’s Loan or any other amount payable by the Borrower to such Lender hereunder, that is not paid when due (regardless of whether such deposit or other indebtedness is then due to the Borrower), in which case it shall promptly notify the Borrower and the Administrative Agent thereof, provided that such Lender’s failure to give such notice shall not affect the validity thereof.

(b) If any Lender shall obtain from the Borrower payment of any principal of or interest on the Loan owing to such Lender or payment of any other amount owing under this Agreement through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on such Loan or such other amounts due hereunder from the Borrower to such Lender than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) The Borrower agrees that any Lender so purchasing such a participation (or direct interest) may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d) Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 4.07 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim.

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SECTION 5. Yield Protection, Etc.

5.01 Additional Costs.

(a) The Borrower shall pay directly to each Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs that such Lender determines are attributable to its maintaining any Eurodollar Loan or any reduction in any amount receivable by such Lender hereunder in respect of any such Loan (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i) subjects such Lender (or its Applicable Lending Office) to any Taxes; or

(ii) imposes or modifies any reserve, special deposit or similar requirements (other than, in the case of any Lender for any period as to which the Borrower is required to pay any amount under Section 5.01(d) hereof, the reserves against “Eurocurrency liabilities” under Regulation D referred to therein) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including, without limitation, its Loan or any deposits referred to in the definition of “Eurodollar Rate” in Section 1.01 hereof), or the Commitment of such Lender); or

(iii) imposes any other condition affecting this Agreement or its Loan or Note (if any) or its Commitment.

(b) Without limiting the effect of the foregoing provisions of this Section 5.01 (but without duplication), if any Lender shall have determined that any law or regulation or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any court or governmental or monetary authority, (i) following any Regulatory Change or (ii) implementing any risk-based capital guideline or other requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) hereafter issued by any government or governmental or supervisory authority implementing at the national level any change in the Basle Accord, has or would have the effect of reducing the rate of return on assets or equity of such Lender (or any Applicable Lending Office of such Lender or any bank holding company of which such Lender is a subsidiary) as a consequence of such Lender’s Commitment or its Loan to a level below that which such Lender (or such Applicable Lending Office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request, then the Borrower shall pay directly to such Lender from time to time on request such amounts as such Lender may determine to be necessary to compensate such Lender (or, without duplication, such Applicable Lending Office or such bank holding company) for such reduction.

(c) Each Lender shall notify the Borrower of any event occurring after the

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date hereof entitling such Lender to compensation from the Borrower under paragraph (a) or (b) of this Section 5.01 as promptly as practicable, but in any event within 45 days, after such Lender obtains actual knowledge thereof; provided that (i) if any Lender fails to give such notice within 45 days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable by the Borrower pursuant to this Section 5.01 in respect of any costs resulting from such event, be entitled to payment under this Section 5.01 only for costs incurred from and after the date 45 days prior to the date that such Lender does give such notice and (ii) each Lender will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender, except that such Lender shall have no obligation to designate an Applicable Lending Office located in the United States of America. Each Lender will furnish to the Borrower a certificate setting forth the basis and amount of each request by such Lender for compensation under paragraph (a) or (b) of this Section 5.01. Determinations and allocations by any Lender for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to paragraph (a) of this Section 5.01, or of the effect of capital maintained pursuant to paragraph (b) of this Section 5.01, on its costs or rate of return of maintaining its Loan or its obligation to make its Loan, or on amounts receivable by it in respect of its Loan, and of the amounts required to compensate such Lender under this Section 5.01, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

(d) Without limiting the effect of the foregoing, the Borrower shall pay to each Lender on the last day of each Interest Period so long as such Lender is maintaining reserves against “Eurocurrency liabilities” under Regulation D (or, unless the provisions of paragraph (b) above are applicable, so long as such Lender is, by reason of any Regulatory Change, maintaining reserves against any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Lender that includes any Eurodollar Loans) an additional amount (determined by such Lender and notified to the Borrower through the Administrative Agent) equal to the product of the following for each Eurodollar Loan for each day during such Interest Period:

(i) the principal amount of such Eurodollar Loan outstanding on such day; and

(ii) the remainder of (x) a fraction the numerator of which is the rate (expressed as a decimal) at which interest accrues on such Eurodollar Loan for such Interest Period as provided in this Agreement (not including the Applicable Margin) and the denominator of which is one minus the effective rate (expressed as a decimal) at which such Reserve Requirements are imposed on such Lender on such day minus (y) such numerator; and

(iii) 1/360.

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Notwithstanding the foregoing, this Section 5.01 does not apply to the extent that any costs referred to in this Section 5.01 are compensated for by Section 5.06.

5.02 Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of the Eurodollar Rate for any Interest Period:

(a) the Administrative Agent determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “Eurodollar Rate” in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Eurodollar Loans as provided herein; or

(b) the Majority Lenders determine, which determination shall be conclusive, and notify (or notifies, as the case may be) the Administrative Agent that the relevant rates of interest referred to in the definition of “Eurodollar Rate” in Section 1.01 hereof upon the basis of which the rate of interest for Eurodollar Loans for such Interest Period is to be determined will not adequately and fairly reflect the cost to such Lenders of making or maintaining Eurodollar Loans for such Interest Period;

then the Administrative Agent shall give the Borrower and Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to Convert their Loans into or Continue their Loans as Eurodollar Loans and any Loans that are Eurodollar Loans shall, on the last day of the then current Interest Period therefor, be Converted into Base Rate Loans.

5.03 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to Convert its Loan into, or Continue or maintain its Loan as, a Eurodollar Loan (and, in the sole opinion of such Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Borrower thereof (with a copy to the Administrative Agent) and such Lender’s obligation to Convert its Loan into, or Continue or maintain its Loan as, a Eurodollar Loan shall be suspended until such time as such Lender may again Convert its Loan into and Continue or maintain its Loan as a Eurodollar Loan (in which case the provisions of Section 5.04 hereof shall be applicable).

5.04 Treatment of Affected Loans. If the obligation of any Lender to Convert its Loan into, or Continue or maintain, its Loan as, a Eurodollar Loan shall be suspended pursuant to Section 5.03 hereof, then, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.03 hereof that gave rise to such suspension no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist), such Lender’s Loan shall be maintained as a Base Rate Loan.

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5.05 Compensation. The Borrower shall pay to the Administrative Agent for account of each Lender, upon the request of such Lender through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate such Lender for any loss, cost or expense that such Lender determines is attributable to any payment or mandatory or optional prepayment of a Eurodollar Loan (which shall not include the return by the Borrower pursuant to Section 4.06 hereof of any Required Payment previously advanced to the Borrower by the Administrative Agent on behalf of a Lender) for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 9 hereof) on a date other than the last day of the Interest Period for such Loan. Such compensation shall be equal to an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid or prepaid for the period from the date of such payment or prepayment to the last day of the then current Interest Period for such Loan at the Eurodollar Rate for such Loan for such Interest Period over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Lender would have bid in the London interbank market in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender). Any Lender requesting compensation pursuant to this Section 5.05 will furnish to the relevant Borrower a certificate setting forth its computation of the amount of such compensation, which certificate shall be conclusive as to the amount of such compensation provided that the computations made therein are made on a reasonable basis.

5.06 Taxes.

(a) Any and all payments by the Borrower hereunder shall be made, in accordance with Section 4.01, free and clear of and without deduction or liability for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes (including, without limitation, taxes on net income, profits or gains) imposed on the Administrative Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity a “Transferee”)) as a result of a present, former or future connection between the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein and the Administrative Agent or such Lender (other than a connection resulting from or attributable to the Administrative Agent or such Lender having executed, delivered or performed its obligations, or enforced, this Agreement or any Note) (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, “Taxes”). If the Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Lender (or any Transferee) or the Administrative Agent, or any Lender (or any Transferee) or the Administrative Agent shall be required to pay such Taxes, (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.06) such Lender (or Transferee) or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law.

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(b) In addition, the Borrower agrees to pay to the relevant governmental authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(c) The Borrower will indemnify each Lender (or Transferee) and the Administrative Agent on an after-tax basis for the full amount of Taxes and Other Taxes paid by such Lender (or Transferee) or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto (except in the case of gross negligence or willful misconduct of such Lender (or Transferee) or the Administrative Agent), whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability prepared by a Lender (or Transferee), or the Administrative Agent, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date such Lender (or Transferee) or the Administrative Agent, as the case may be, makes written demand therefor.

(d) If the Borrower determines in good faith that a reasonable basis exists for contesting a Tax, the relevant Lender (or Transferee), or the Administrative Agent, as applicable, shall cooperate with the Borrower in challenging such Tax in the Borrower’s name at the Borrower’s expense if requested by the Borrower.

(e) As soon as practicable after the date of any payment of Taxes or Other Taxes by the Borrower to the relevant governmental authority, the Borrower will deliver to the Administrative Agent, at its address referred to in Section 11.02, the original or a certified copy of a receipt issued by such governmental authority evidencing payment thereof.

(f) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 5.06 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

(g) The Borrower agrees to pay to each Lender that is not a U.S. Person such additional amounts as are necessary in order that the net payment of any amount due from the Borrower to such non-U.S. Person hereunder after deduction for or withholding in respect of any U.S. Taxes imposed with respect to such payment (or in lieu thereof, payment of such U.S. Taxes by such non-U.S. Person), will not be less than the amount stated herein to be then due and payable, provided that the foregoing obligation to pay such additional amounts shall not apply:

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(i) to any payment to any Lender hereunder unless such Lender is, on the date hereof (or on the date it becomes a Lender hereunder as provided in Section 5.07 or 11.06(b) hereof) and on the date of any change in the Applicable Lending Office of such Lender either entitled to submit a Form W-8BEN (relating to such Lender and entitling it to a complete exemption from withholding on all interest to be received by it hereunder in respect of the Loans) or Form W-8ECI (relating to all interest to be received by such Lender hereunder in respect of the Loans), or

(ii) to any U.S. Taxes imposed solely by reason of the failure by such non-U.S. Person to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of such non-U.S. Person if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such U.S. Taxes.

For the purposes of this Section 5.06(g), (A) ”U.S. Person” shall mean a citizen, national or resident of the United States of America, a corporation, partnership or other entity created or organized in or under any laws of the United States of America or any State thereof, or any estate or trust that is subject to Federal income taxation regardless of the source of its income, (B) ”U.S. Taxes” shall mean any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof or therein, (C) ”Form W-8BEN” shall mean Form W-8EBN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) of the Department of the Treasury of the United States of America and (D) ”Form W-8ECI” shall mean Form W-8ECI (Certificate of Foreign Person’s Claim for Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States) of the Department of the Treasury of the United States of America. Each of the Forms referred to in the foregoing clauses (C) and (D) shall include such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America to document a claim to which such Form relates.

(h) Within 30 days after paying any amount to the Administrative Agent or any Lender from which it is required by law to make any deduction or withholding, and within 30 days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, the Borrower shall deliver to the Administrative Agent for delivery to such non-U.S. Person evidence satisfactory to such Person of such deduction, withholding or payment (as the case may be).

(i) If the Administrative Agent or a Lender or Transferee determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.06, it shall pay over such refund to the

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Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.06 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender or Transferee and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender or Transferee, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Administrative Agent or such Lender or Transferee in the event the Administrative Agent or such Lender is required to repay such refund to such governmental authority. This Section shall not be construed to require the Administrative Agent or any Lender or Transferee to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

5.07 Replacement of Lenders. If any Lender requests compensation pursuant to Section 5.01 or 5.06 hereof, or any Lender’s obligation to Convert its Loan into, or Continue or maintain its Loan as, a Eurodollar Loan shall be suspended pursuant to Section 5.03 hereof, or any Lender becomes a Defaulting Lender pursuant to Section 11.04 hereof (any such Lender requesting such compensation, or whose obligations are so suspended, or that becomes and remains a Defaulting Lender, being herein called a “Subject Lender”), the Borrower, upon three Business Days notice, may require that such Subject Lender transfer all of its right, title and interest under this Agreement and such Subject Lender’s Note to any bank or other financial institution (a “Proposed Lender”) identified by the Borrower that is reasonably satisfactory to the Administrative Agent (i) if such Proposed Lender agrees to assume all of the obligations of such Subject Lender hereunder, and to purchase all of such Subject Lender’s Loans hereunder for consideration equal to the aggregate outstanding principal amount of such Subject Lender’s Loans, together with interest thereon to the date of such purchase, and satisfactory arrangements are made for payment to such Subject Lender of all other amounts payable hereunder to such Subject Lender on or prior to the date of such transfer (including any fees accrued hereunder and any amounts that would be payable under Section 5.05 hereof as if all of such Subject Lender’s Loans were being prepaid in full on such date) and (ii) if such Subject Lender has requested compensation pursuant to Section 5.01 or 5.06 hereof, such Proposed Lender’s aggregate requested compensation, if any, pursuant to said Section 5.01 or 5.06 with respect to such Subject Lender’s Loans is lower than that of the Subject Lender. Subject to the provisions of Section 11.06(b) hereof, such Proposed Lender shall be a “Lender” for all purposes hereunder. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements of the Borrower contained in Sections 5.01, 5.06 and 11.03 hereof (without duplication of any payments made to such Subject Lender by the Borrower or the Proposed Lender) shall survive for the benefit of such Subject Lender under this Section 5.07 with respect to the time prior to such replacement.

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SECTION 6. Conditions Precedent.

6.01 Conditions to Effectiveness. The obligation of the Lenders to make the Loans is subject to the conditions precedent that the Administrative Agent shall have received the following documents, each of which shall be satisfactory to the Administrative Agent and special New York counsel to JPMorgan in form and substance:

(a) Corporate Documents. Certified copies of the charter and by-laws (or equivalent documents) of the Borrower and of all corporate authority for the Borrower (including, without limitation, board of director resolutions and evidence of the incumbency, including specimen signatures, of officers) with respect to the execution, delivery and performance of this Agreement and the Notes and each other document to be delivered by the Borrower from time to time in connection herewith and the Loans hereunder (and the Administrative Agent and each Lender may conclusively rely on such certificate until it receives notice in writing from the Borrower to the contrary).

(b) Officer’s Certificate. A certificate of a senior officer of the Borrower, dated the Effective Date, to the effect that (i) no Default has occurred and is continuing, (ii) the representations and warranties made by the Borrower in Section 7 hereof (including the last sentence of Section 7.02 hereof and in Section 7.03 hereof) are true and complete on and as of the Effective Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and (iii) based upon December 31, 2005 financial information, the Borrower is in compliance with each of the financial covenants in Section 8.07 hereof after giving effect on a pro forma basis to the consummation of the Merger.

(c) Opinion of Special New York Counsel to the Borrower. An opinion, dated the Effective Date, of Clifford Chance US LLP, special U.S. counsel to the Borrower, substantially in the form of Exhibit B-1 hereto and covering such other matters as the Administrative Agent may reasonably request (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(d) Opinion of Counsel to the Borrower. An opinion, dated the Effective Date, of (i) the Executive Vice President, Deputy General Counsel and Assistant Secretary of the Borrower, (ii) the Managing Vice President, Chief Counsel of the Borrower or (iii) other internal counsel of the Borrower acceptable to the Administrative Agent, in each case substantially in the form of Exhibit B-2 hereto and covering such other matters as the Administrative Agent may reasonably request (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(e) Opinion of Special New York Counsel to JPMorgan. An opinion, dated the Effective Date, of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMorgan, substantially in the form of Exhibit C hereto (and JPMorgan hereby instructs such counsel to deliver such opinion to the Lenders).

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(f) Merger Agreement. A certified or conformed copy of the Merger Agreement together with all amendments thereto.

(g) Financial Statements. Pro forma financial statements as of December 31, 2005 of the Borrower and its Subsidiaries, on a consolidated basis, and of the Borrower on a stand-alone basis, in each case giving effect on a pro forma basis to the consummation of the Merger.

(h) Other Documents. Such other documents relating to this Agreement and the transactions contemplated hereby as the Administrative Agent or special New York counsel to JPMorgan may reasonably request.

The effectiveness of the obligations of any Lender hereunder is also subject to the payment by the Borrower of such fees as the Borrower shall have agreed to pay or deliver to any Lender or the Administrative Agent in connection herewith, including, without limitation, the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMorgan, in connection with the negotiation, preparation, execution and delivery of this Agreement and any Notes (to the extent that statements for such fees and expenses have been delivered to the Borrower).

6.02 The Borrowing. The obligation of each Lender to make its Loan is subject to the further conditions precedent that:

(a) the Borrower shall have given the Notice of Borrowing to the Administrative Agent;

(b) both immediately prior to the making of such Loan and also after giving effect thereto and to the intended use thereof:

(i) no Default shall have occurred and be continuing; and

(ii) the representations and warranties made by the Borrower in Section 7 hereof (other than the Excluded Representations) shall be true and complete in all material respects on and as of the Borrowing Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(c) if such Lender has requested a Note pursuant to Section 2.07(d) hereof, such Lender shall have received such Note; and

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(d) the Administrative Agent shall have received a certificate from the Borrower stating that (i) the Merger Agreement has not been materially amended since the date of this Agreement in a way which is adverse to the interests of the Lenders, (ii) the Merger has been or is contemporaneously being or is expected within three Business Days to be consummated in accordance with the terms of the Merger Agreement, and (iii) the proceeds of the Borrowing will be used to pay the Cash Consideration, as defined in the Merger Agreement, together with cash in lieu of fractional shares of the Borrower’s Common Stock as required by the Merger Agreement and fees and expenses related to the transactions contemplated by this Agreement and the Merger Agreement.

SECTION 7. Representations and Warranties. The Borrower represents and warrants to the Administrative Agent and the Lenders that:

7.01 Corporate Existence. The Borrower and each of its Subsidiaries (a) is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) (i) has all requisite corporate or other power and (ii) except to the extent it could not reasonably be expected to have a Material Adverse Effect, has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being conducted; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect. The Borrower is duly registered as a bank holding company under the BHC Act and is a financial holding company pursuant to Section 4(l) of the BHC Act and meets the applicable requirements for qualification as such.

7.02 Financial Condition. The Borrower has heretofore furnished to each of the Lenders a consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2005 and the related consolidated statements of income, changes in stockholders’/division equity and cash flows of the Borrower and its Subsidiaries for the fiscal year ended on said date, with the opinion thereon of Ernst & Young LLP. Such financial statements present fairly, in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries as at said date and the consolidated results of their operations and their cash flows for the fiscal year ended on said date, all in accordance with generally accepted accounting principles in the United States of America and practices applied on a consistent basis. Since December 31, 2005, there has been no material adverse change in the Property, business, operations or condition (financial or otherwise) or capitalization of the Borrower and its Subsidiaries taken as a whole from that set forth in said financial statements as at said date.

7.03 Litigation. Except as identified in Schedule 7.03 hereto, there are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Borrower) threatened against or

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affecting the Borrower or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination that could (either individually or in the aggregate) have a Material Adverse Effect.

7.04 No Breach. None of the execution and delivery of this Agreement and the Notes, the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws (or equivalent documents) of the Borrower, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, except for any such conflict, breach or default that, or consent that if not obtained, could not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect and could not subject the Administrative Agent or any Lender to any material liability.

7.05 Action. The Borrower has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations under this Agreement and the Notes and to consummate the transactions contemplated thereby; the execution, delivery and performance by the Borrower of this Agreement and the Notes and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate or other action on its part (including, without limitation, any required shareholder approvals); and this Agreement has been duly and validly executed and delivered by the Borrower and constitutes, and each Note when executed and delivered by it for value will constitute, its legal, valid and binding obligation, enforceable against the Borrower in accordance with its terms, except as may be limited by (a) bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency, or any securities exchange, are necessary for the execution, delivery or performance by the Borrower of this Agreement or the Notes or for the consummation of any the transactions contemplated hereby or thereby or for the legality, validity or enforceability hereof or thereof.

7.07 ERISA. Each Plan, and, to the knowledge of the Borrower, each Multiemployer Plan, is in compliance with, and has been administered in compliance with, the applicable provisions of ERISA, the Code and the Age Discrimination in Employment Act, as amended except for non-compliance which could not reasonably be expected to have a Material Adverse Effect.

7.08 Taxes. The Borrower and its Subsidiaries are members of an affiliated group of corporations filing consolidated returns for Federal income tax purposes, of which the

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Borrower is the “common parent” (within the meaning of Section 1504 of the Code) of such group. The Borrower and its Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except in each case for taxes being contested in good faith by appropriate proceedings and as to which appropriate reserves are being maintained. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes and other governmental charges have been made in accordance with GAAP.

7.09 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

7.10 Environmental Matters. Each of the Borrower and its Subsidiaries has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect. Each of such permits, licenses and authorizations is in full force and effect, and the Borrower and each of its Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply therewith could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

7.11 True and Complete Disclosure. As of the date hereof, the information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation, preparation or delivery of this Agreement, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of the Borrower to the Administrative Agent and the Lenders in connection with this Agreement and the transactions contemplated hereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.

SECTION 8. Covenants. The Borrower covenants and agrees with the Lenders and the Administrative Agent that, so long as any Commitment is outstanding and until payment in full of the principal of and interest on the Loans and all other amounts payable by the

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Borrower hereunder:

8.01 Financial Statements Etc. The Borrower shall deliver or cause to be delivered or otherwise made available through electronic media (provided that the Borrower shall give prior written notice to the Administrative Agent (which shall notify the Lenders) of such availability) to the Administrative Agent:

(a) as soon as available and in any event within 60 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Borrower, consolidated statements of income, changes in stockholders’/division equity and cash flows and the related consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding periods in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year), accompanied by a certificate of a senior financial officer of the Borrower, which certificate shall state that said financial statements present fairly, in all material respects, the consolidated financial condition and results of operations of the Borrower and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and absence of footnotes);

(b) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, consolidated statements of income, changes in stockholders’/division equity and cash flows and the related consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures as of the end of and for the preceding fiscal year, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said financial statements present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows of the Borrower and its Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP (or, in lieu thereof, copies of the Borrower’s Annual Report on Form 10-K as filed with the SEC containing such financial statements and information);

(c) promptly, notice of the filing of all registration statements (excluding exhibits to such registration statements, and other than registration statements filed on Form S-8 or any successor form) and regular periodic reports filed on Form 10-K, Form 10-Q or Form 8-K (or any successor form), if any, that the Borrower shall have filed with the SEC or any national securities exchange;

(d) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed, to the extent not otherwise made available;

(e) as soon as possible, and in any event within ten days after the Borrower

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knows that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the Borrower setting forth details respecting such event or condition and the action, if any, that the Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to the PBGC by the Borrower or an ERISA Affiliate with respect to such event or condition, except that a copy of any notice required to be filed for an event described in subparagraph (i) below may be provided at a later date (to be no later than the date such notice is filed) if it has not been filed as of the date of the signed statement described above):

(i) any reportable event, as defined in Section 4043(c) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which the requirement to provide 30 days’ notice to the PBGC under Section 4043(a) or Section 4043(b) of ERISA applies, other than a reportable event for which the requirement to provide such notice has been waived by regulation or for which the PBGC has announced in Technical Update 95-3 (or any subsequent administrative guideline) that it will not apply a penalty for failure to provide such notice (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii) the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by the Borrower or an ERISA Affiliate to terminate any Plan under Section 4041(c) of ERISA;

(iii) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iv) the complete or partial withdrawal from a Multiemployer Plan by the Borrower or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

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(vi) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections;

(f) within five days after any executive officer of the Borrower obtains knowledge of the occurrence of any Default, if such Default is continuing, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Borrower has taken or proposes to take with respect thereto;

(g) promptly after any executive officer of the Borrower knows that a change in the Debt Rating assigned by any Rating Agency has occurred, a notice describing the same;

(h) at the time of or within one Business Day after the issuance by the Borrower or any of its Subsidiaries of any securities of the kind contemplated by Section 2.09(b)(i) hereof, notice thereof together with certification by the Borrower of the amount of the net cash proceeds of such issuance;

(i) promptly upon the consummation of the Merger, notice thereof;

(j) at the time any set of financial statements is furnished pursuant to paragraph (a) or (b) above, a certificate of a senior financial officer of the Borrower (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Borrower has taken or proposes to take with respect thereto) and (ii) setting forth in reasonable detail (including, without limitation, as to the component parts of relevant definitions of accounting terms included in Section 1.01 hereof) the computations necessary to determine whether the Borrower is in compliance with its obligations under Sections 8.07 and 8.08 hereof as of the end of the respective quarterly fiscal period or fiscal year; and

(k) from time to time such other information regarding the financial condition, operations or business of the Borrower or any of its Subsidiaries as any Lender or the Administrative Agent may reasonably request.

8.02 Litigation. The Borrower will promptly give to the Administrative Agent (which shall forward the same to each Lender) notice of all legal or arbitral proceedings, and of all investigations or proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceedings, against or

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affecting the Borrower or any of its Subsidiaries, except investigations or proceedings (a) as to which there is no reasonable possibility of an adverse determination or (b) that could not reasonably be expected to (either individually or in the aggregate) have a Material Adverse Effect.

8.03 Existence, Etc. The Borrower will, and will cause each of its Subsidiaries to:

(a) (i) preserve and maintain its legal existence and (ii) preserve and maintain all of its rights, privileges, licenses and franchises necessary or desirable (in the Borrower’s judgment) in the normal conduct of its business except, in the case of this clause (ii), to the extent that failure to preserve and maintain the same could not reasonably be expected to have a Material Adverse Effect (provided that nothing in this Section 8.03 shall prohibit any transaction expressly permitted under Section 8.05 hereof);

(b) comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities (including, without limitation, ERISA, all Environmental Laws and the FDIA and all rules and regulations promulgated thereunder) if failure to comply with such requirements could (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;

(c) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which reserves are being maintained in accordance with GAAP;

(d) maintain all of its Properties used or useful in its business in good working order and condition ordinary wear and tear excepted, except to the extent that the failure to maintain any such Property in good working order and condition could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect and would not interfere in any material respect in the ordinary conduct of its business or operations;

(e) keep records and books of account, in which complete entries will be made in accordance with GAAP; and

(f) permit representatives of the Administrative Agent, during normal business hours and following reasonable advance notice, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Administrative Agent; provided that the Borrower shall not be required to provide (i) the names of, or other information that could be used to identify, account holders, (ii) any proprietary strategic insights or statistical models concerning account holders or potential

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account holders or other similar or related proprietary information, (iii) information regarding the specific nature or application of any of the information-based strategies employed by the Borrower and its Subsidiaries in the conduct of their business or (iv) any proprietary plans or other proprietary information relating to the development of the business of the Borrower and its Subsidiaries; provided, further, that no advance notice shall be required if an Event of Default has occurred and is continuing and Loans are outstanding.

8.04 Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain (either in its own name or in the name of the Borrower) with financially sound and responsible insurance companies, insurance on all its respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

8.05 Prohibition of Fundamental Changes. The Borrower will not, nor will it permit any of its Material Subsidiaries to: (a) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (b) convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions (a “Transfer”), all or substantially all of its business or Property; provided that:

(i) any Subsidiary of COB may be merged or consolidated with or into, or Transfer all or substantially all of its business or Property (including, without limitation, interests in Subsidiaries) to, (x) COB if COB is the continuing, surviving or transferee corporation or (y) any other Subsidiary of COB;

(ii) any Subsidiary of FSB may be merged or consolidated with or into, or Transfer all or substantially all of its business or Property (including, without limitation, interests in Subsidiaries) to, (x) FSB if FSB is the continuing, surviving or transferee corporation or (y) any other Subsidiary of FSB;

(iii) any Subsidiary of COBE may be merged or consolidated with or into, or Transfer all or substantially all of its business or Property (including, without limitation, interests in Subsidiaries) to, (x) COBE if COBE is the continuing, surviving or transferee corporation or (y) any other Subsidiary of COBE;

(iv) the restriction set forth in clause (b) above shall apply, in the case of COB, only to a Transfer of Managed Receivables;

(v) any Subsidiary of the Borrower (other than COB, FSB or any of their respective Subsidiaries) may be merged or consolidated with or into, or Transfer all or substantially all of its business or Property (including, without limitation, interests in Subsidiaries) to, (x) the Borrower if the Borrower is the continuing, surviving or transferee corporation or (y) any other Subsidiary of the Borrower;

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(vi) any Subsidiary of the Borrower may be merged or consolidated with or into, or Transfer all or substantially all of its business or Property (including, without limitation, interests in Subsidiaries) to, COB; or any Subsidiary of the Borrower (other than FSB) may be merged or consolidated with or into, or Transfer all or substantially all of its business or Property to, FSB;

(vii) any Subsidiary of the Borrower may merge or consolidate with or into, or Transfer all or substantially all of its business or Property (including, without limitation, interests in Subsidiaries) to, any Person so long as (x) the continuing, surviving or transferee corporation is the Borrower (in the case of any such merger or consolidation with or into, or Transfer to, the Borrower) or a Subsidiary of the Borrower (in all other cases) and (y) no Event of Default has occurred and is continuing immediately prior to such merger, consolidation or Transfer or would result therefrom;

(viii) the Borrower may merge or consolidate with or into, or Transfer all or substantially all of its business or Property (including without limitation, interests in Subsidiaries) to, any Person provided that (x) no Event of Default has occurred and is continuing immediately prior to such merger, consolidation or Transfer or would result therefrom and (y) either (A) in the case of any such merger or consolidation, the Borrower is the continuing or surviving corporation or (B) in the case of any such merger, consolidation or Transfer, (1) the corporation which is the continuing, surviving or transferee corporation shall expressly assume the due and punctual payment and performance of the obligations of, and the performance of each covenant, agreement and condition of this Agreement binding on, the Borrower pursuant to documentation (including, without limitation, an opinion of counsel to the continuing, surviving or transferee corporation) in form and substance reasonably satisfactory to the Administrative Agent and (2) after giving effect to such merger, consolidation or Transfer, the Continuing Directors of the Borrower shall constitute a majority of the Board of Directors of the continuing, surviving or transferee corporation; and

(ix) nothing in this Section 8.05 shall prohibit the Borrower or any of its Subsidiaries from (A) the sale of credit card loans and other finance receivables pursuant to securitizations (whether or not such securitization received off-balance sheet treatment for the entity effecting such securitization), (B) the transfer of receivables in the ordinary course of its business, (C) selling or otherwise disposing of any Margin Stock or (D) consummating the Merger in accordance with the Merger Agreement.

8.06 Limitation on Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any (1) Receivables of the Borrower or any of its Principal Subsidiaries or (2) Restricted Shares, in each case whether now owned or hereafter acquired, except:

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(a) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established;

(b) Liens imposed by law (i) which are incurred in the ordinary course of business and (x) which do not in the aggregate materially detract from the value of such Receivables or Restricted Shares or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Receivables or Restricted Shares subject to such Lien or (ii) which do not relate to material liabilities of the Borrower and its Subsidiaries and do not in the aggregate materially detract from the value of the Receivables or Restricted Shares of the Borrower and its Subsidiaries taken as a whole; provided that no Lien permitted under this clause (b) may secure any obligation in an amount exceeding $100,000,000 and all Liens permitted under this clause (b) may not secure obligations in an aggregate amount exceeding $150,000,000; and

(c) any pledge of Receivables to a Federal Reserve Bank or a Federal Home Loan Bank made in the ordinary course of business to secure advances or other transactions and manage the liquidity position of the Borrower or such Principal Subsidiary.

8.07 Financial Covenants.

(a) The Borrower will not permit the Delinquency Ratio as of the last day of any calendar month to exceed 6.0%.

(b) The Borrower will not permit the Tier 1 Capital to Managed Receivables Ratio as of the last day of any fiscal quarter to be less than 4.0%.

(c) The Borrower will not permit Tangible Net Worth as of any date of determination to be less than the sum of 75% of Tangible Net Worth as of March 31, 2006, plus 60% of Cumulative Net Income as of the last day of the fiscal quarter of the Borrower most recently ended after such date, plus 60% of Cumulative Equity Proceeds as of such date of determination, plus 75% of the net increase (or minus 75% of the net decrease) in Tangible Net Worth resulting from the consummation of the Merger.

(d) The Borrower will not permit the Double Leverage Ratio as of the last day of any fiscal quarter to exceed 1.25 to 1.

8.08 Regulatory Capital.

(a) The Borrower will cause each of its Insured Subsidiaries to be at all times “well capitalized” for purposes of 12 U.S.C. §1831o, as amended, re-enacted or redesignated from time to time, and at all times to maintain such amount of capital as may be prescribed from time to time, whether by regulation, agreement or order, by each Bank Regulatory Authority having jurisdiction over such Insured Subsidiary.

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(b) The Borrower shall, and shall ensure that each of its Insured Subsidiaries, at all times maintain compliance with any rules, regulations, orders or guidelines issued by any Bank Regulatory Authority having jurisdiction over such Insured Subsidiary related to subprime lending.

8.09 Lines of Business. The Borrower will not, nor will it permit any of its Subsidiaries to, engage to any material extent in any line or lines of business activity other than as permitted by its charter.

8.10 Use of Proceeds. The Borrower will use the proceeds of the Loans solely to (i) pay the Cash Consideration as defined in the Merger Agreement (in compliance with all applicable legal and regulatory requirements, including, without limitation, Regulations T, U and X and the Securities Act and the Exchange Act and the regulations thereunder) without prejudice to the provisions of Section 2.09(b) hereof; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds and (ii) pay fees and expenses due under this Agreement.

SECTION 9. Events of Default. If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a) The Borrower shall (i) default in the payment of any principal of any Loan when due (whether at stated maturity or at mandatory or optional prepayment); or (ii) default in the payment of any interest on any Loan, any fee or any other amount payable by it hereunder when due and such default shall have continued unremedied for five or more Business Days; or

(b) (i) The Borrower or any of its Subsidiaries shall default in the payment when due of any principal of or interest on any of its other Indebtedness aggregating $100,000,000 (or its equivalent in any other currency or currencies) or more, or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur, and such event shall continue after any applicable grace period, if the effect of such event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity; or

(ii) an “Event of Default” under and as defined in the Existing Credit Agreement shall occur; or

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(iii) the Borrower or any of its Material Subsidiaries shall default in the payment or delivery when due (whether upon termination or liquidation or otherwise), under one or more Swap Agreements, of amounts or property required to be paid or delivered having an aggregate fair market value of $100,000,000 (or its equivalent in any other currency or currencies) or more; or

(c) Any representation, warranty or certification made or deemed made herein (or in any modification or supplement hereto) by the Borrower, or any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made, deemed made or furnished; or

(d) The Borrower shall default in the performance of any of its obligations under any of Sections 8.05, 8.06, 8.07, 8.08, 8.09 and 8.10 hereof, or shall, for 30 or more days, default in the performance of its obligations under Section 8.01(f); or the Borrower shall default in the performance of any of its other obligations in this Agreement and such default shall continue unremedied for a period of 30 or more days after notice thereof to the Borrower by the Administrative Agent or any Lender (through the Administrative Agent); or

(e) The Borrower or any of its Material Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(f) The Borrower or any of its Material Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, conservator, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

(g) A proceeding or case shall be commenced, without the application or consent of the Borrower or any of its Material Subsidiaries, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, conservator, custodian, trustee, examiner, liquidator or the like of the Borrower or Material Subsidiary or of all or any substantial part of its Property or (iii) similar relief in respect of the Borrower or Material Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for

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a period of 60 or more days; or an order for relief against the Borrower or any of its Material Subsidiaries shall be entered in an involuntary case under the Bankruptcy Code; or

(h) Any Insured Subsidiary shall cease accepting deposits or making commercial loans on the instruction of any Bank Regulatory Authority with authority to give such instruction other than pursuant to an instruction generally applicable to banks organized under the jurisdiction of organization of such Insured Subsidiary; or

(i) Any Insured Subsidiary shall cease to be an insured bank under the FDIA and all rules and regulations promulgated thereunder; or

(j) Any Insured Subsidiary shall be required (whether or not the time allowed by the appropriate Bank Regulatory Authority for the submission of such plan has been established or elapsed) to submit a capital restoration plan of the type referred to in 12 U.S.C. §1831o(b)(2)(C), as amended, re-enacted or redesignated from time to time; or

(k) The Borrower shall Guarantee in writing the capital of any Insured Subsidiary as part of or in connection with any agreement or arrangement with any Bank Regulatory Authority; or

(l) A final judgment or judgments for the payment of money of $100,000,000 ((i) exclusive of amounts covered by insurance or subject to indemnification by a solvent third party or (ii) its equivalent in any other currency or currencies) or more in the aggregate shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against the Borrower or any of its Material Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the Borrower or Material Subsidiary shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(m) An event or condition specified in Section 8.01(e) hereof shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Borrower or any ERISA Affiliate shall incur or shall be reasonably likely to incur a liability (exclusive of liabilities incurred in the ordinary course of business such as premiums) to a Plan, a Multiemployer Plan or the PBGC (or any combination of the foregoing) that, in the determination of the Majority Lenders, would (either individually or in the aggregate) have a Material Adverse Effect; or

(n) Any of COB, FSB, CONA or, after the Effective Time as defined in the Merger Agreement, NFB shall cease to be a Wholly Owned Subsidiary of the Borrower (but no transaction expressly permitted by Section 8.05 hereof shall constitute an Event of Default under this clause (n)); or

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(o) During any period of 25 consecutive calendar months, a majority of the Board of Directors of the Borrower shall no longer be composed of individuals (i) who were members of said Board on the first day of such period, (ii) whose election or nomination to said Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said Board or (iii) whose election or nomination to said Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of said Board; or

(p) Any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 20% or more of the issued and outstanding shares of voting common stock issued by the Borrower;

THEREUPON: (1) in the case of an Event of Default, other than one referred to in clause (f) or (g) of this Section 9 with respect to the Borrower, (A) upon request of the Majority Lenders, the Administrative Agent will, by notice to the Borrower, terminate the Commitments and they shall thereupon terminate, and (B) upon request of Lenders holding more than 50% of the aggregate unpaid principal amount of the Loans owing by the Borrower, the Administrative Agent will, by notice to the Borrower declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder and under the Notes (including, without limitation, any amounts payable under Section 5.05 hereof) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; and (2) in the case of the occurrence of an Event of Default referred to in clause (f) or (g) of this Section 9 with respect to the Borrower, the Commitments shall automatically be terminated and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder and under the Notes (including, without limitation, any amounts payable under Section 5.05 hereof) shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 10. The Administrative Agent.

10.01 Appointment, Powers and Immunities. Each Lender hereby appoints and authorizes the Administrative Agent to act as its agent hereunder with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 10.05 and the first sentence of Section 10.06 hereof shall include reference to its affiliates and its own and its affiliates’ officers, directors, employees and agents):

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(a) shall have no duties or responsibilities except those expressly set forth in this Agreement, and shall not by reason of this Agreement be a trustee for any Lender;

(b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties made by any other Person contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them from any other Person under, this Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other document referred to or provided for herein or for any failure by the Borrower or any other Person to perform any of its obligations hereunder or thereunder;

(c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and

(d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith, except for its own gross negligence or willful misconduct.

The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Administrative Agent may deem and treat the payee of a Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with the Administrative Agent, together with the consent of the Borrower to such assignment or transfer (to the extent required by Section 11.06(b) hereof).

10.02 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telegram or cable) reasonably and in good faith believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions given by the Majority Lenders (or such other number of Lenders as may be expressly required hereby), and such instructions of the Majority Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

10.03 Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Sections 10.07 and 11.04 hereof) take such action with respect to such Default as shall be directed by the Majority Lenders, provided that,

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unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Lenders or all of the Lenders.

10.04 Rights as a Lender. With respect to its Commitment and the Loans made by it, JPMorgan (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include JPMorgan (and any successor acting as Administrative Agent) in its individual capacity. JPMorgan (and any successor acting as Administrative Agent) and its affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Subsidiaries or Affiliates) as if it were not acting as the Administrative Agent, and JPMorgan (and any such successor) and its affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

10.05 Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 11.03 hereof, but without limiting the obligations of the Borrower under said Section 11.03), ratably in accordance with their respective Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent (including by any Lender) arising out of or by reason of any investigation in connection with or in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein or the transactions contemplated hereby (including, without limitation, the costs and expenses that the Borrower is obligated to pay under Section 11.03 hereof, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent.

10.06 Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Administrative Agent shall not be required to keep itself informed as to the

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performance or observance by the Borrower of this Agreement or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or any of its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any of its Subsidiaries (or any of their Affiliates) that may come into the possession of the Administrative Agent or any of its Affiliates.

10.07 Failure to Act. Except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 10.05 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

10.08 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders (in consultation with the Borrower) shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, that shall be a bank with a combined capital and surplus of at least $500,000,000 that has an office in New York, New York. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

10.09 Co-Agents; Etc. None of the Joint Book Managers and Joint Lead Arrangers nor the Syndication Agent named on the cover page hereof shall have any obligations under this Agreement except (a) in its capacity as a “Lender” hereunder and (b) if and so long as such Person is the “Administrative Agent” hereunder, in its capacity as Administrative Agent hereunder.

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SECTION 11. Miscellaneous.

11.01 Waiver. No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

11.02 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at 1680 Capital One Dr., McLean, VA 22102-2980, Attention of the Director of Capital Markets (Telephone No. 703-720-1000, Facsimile No. 703-720-3169);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan & Agency Services, 1111 Fanin, 10th Floor, Houston, TX 77002, Attention of Mr. Jeremy M. Jones (Facsimile No. 713-750-2223), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention of Financial Institutions Corporate Banking (Telephone No. 212-270-6261, Facsimile No. 212-270-0670); and

(iii) if to any Lender, to it at the address(es) (or telecopy number(s)) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder (including all documents delivered pursuant to Section 8.01 hereof, with the exception of documents delivered pursuant to Section 8.01(f)) may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

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11.03 Expenses, Etc.

(a) The Borrower agrees to pay or reimburse each of the Lenders and the Administrative Agent for (1) all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMorgan) in connection with the negotiation, preparation, execution and delivery of this Agreement and the making of the Loans hereunder and the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any Note requested by the Borrower (whether or not consummated); (2) all out-of-pocket costs and expenses of the Lenders and the Administrative Agent (including, without limitation, the fees and expenses of legal counsel) in connection with (i) any Default and any enforcement or collection proceedings resulting therefrom, including, without limitation, all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 11.03; and (3) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any Note or any other document referred to herein.

(b) The Borrower hereby agrees to indemnify the Administrative Agent and the Lenders and their affiliates and the respective directors, officers, employees, attorneys and agents thereof from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them (including, without limitation, any and all losses, liabilities, claims, damages or expenses incurred by the Administrative Agent to any Lender) arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings, and whether or not the Administrative Agent or any Lender is a party to such litigation or other proceedings) relating to this Agreement or the Loans hereunder or any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans hereunder, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). No party shall have any liability to any other party for any indirect, consequential or punitive damages in connection with any matter relating hereto.

11.04 Amendments, Etc. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall

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(i) increase the Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender adversely affected thereby,

(iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender adversely affected thereby,

(iv) change Section 4.02 or 4.07 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or

(v) change any of the provisions of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; and

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

Anything in this Agreement to the contrary notwithstanding, if at a time when the conditions precedent set forth in Section 6 hereof are, in the opinion of the Majority Lenders, satisfied, any Lender shall fail to fulfill its obligations to make its Loan (any such Lender, a “Defaulting Lender”) then, for so long as such failure shall continue, the Defaulting Lender shall (unless the Borrower and the Majority Lenders, determined as if the Defaulting Lender were not a “Lender” hereunder, shall otherwise consent in writing) be deemed for all purposes relating to amendments, modifications, waivers or consents under this Agreement (including, without limitation, under this Section 11.04) to have no Loan or Commitment, shall not be treated as a “Lender” hereunder when performing the computation of Majority Lenders, and shall have no rights under the preceding paragraph of this Section 11.04; provided that any action taken by the other Lenders pursuant to this paragraph with respect to the matters referred to in clause (a) or (b) of the preceding paragraph shall not be effective as against the Defaulting Lender.

11.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.06 Assignments and Participations.

(a) Assignments Generally. The Borrower may not assign any of its rights or obligations hereunder or under the Notes without the prior consent of all of the Lenders and the Administrative Agent (and any attempted assignment or transfer by the Borrower

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without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates and directors, officers, employees, counsel and agents of each of the Administrative Agent and the Lenders and their Affiliates) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and its Loan) with the prior written consent (such consent not to be unreasonably withheld (it being understood that it will not be unreasonable for the Borrower to withhold consent to an assignment to any assignee whose long term debt obligations are then rated below Baa3 by Moody’s Investor Service, Inc. or below BBB- by Standard & Poor’s Rating Services)) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an Affiliate of a Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loan, the amount of the Commitment or Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $25,000,000 unless the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if a Default has occurred and is continuing;

(B) each partial assignment with respect to Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations with respect to Loans under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a

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processing and recordation fee of $3,500, except in the case of an assignment referred to in Section 5.07, in which case the Borrower or the assignee shall pay such fee;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) any assignee or prospective assignee shall execute a confidentiality agreement pursuant to Section 11.12(b) prior to receiving any Confidential Information.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be subject to its obligations under Section 11.12 for a period of two years following the effective date specified in such Assignment and Assumption and entitled to the benefits of Sections 5.01, 5.05, 5.06 and 11.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed

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Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Participations. (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loan owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) any Participant or prospective Participant shall execute a confidentiality agreement pursuant to Section 11.12(b) prior to receiving any Confidential Information. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.04 that affects such Participant; and provided, further, that such sales may not cause any Loan to become a “plan asset” of an employee benefit plan or other plan subject to ERISA or Section 4975 of the Code under Section 2510.3-101 of the Regulations of the U.S. Department of Labor or otherwise. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.01, 5.05 and 5.06 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.07(a) as though it were a Lender, provided such Participant agrees to be subject to Section 4.07 as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 5.01, 5.05 or 5.06 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(d) Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal

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Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07 Survival. The obligations of the Borrower under Sections 5.01, 5.05, 5.06 and 11.03 hereof, and the obligations of the Lenders under Section 10.05 hereof, shall survive the repayment of the Loans and the termination of the Commitments and, in the case of any Lender that may assign any interest in its Commitment or Loan hereunder, shall, in the case of any event or circumstance that occurred prior to the effective date of such assignment, survive the making of such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder. In addition, each representation and warranty made, or deemed to be made by a notice of any Loan, herein or pursuant hereto shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making its Loan, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Loan was made.

11.08 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

11.09 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.10 Governing Law; Submission to Jurisdiction. This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of the Supreme Court of the State of New York sitting in New York County (including its Appellate Division), and of any other appellate court in the State of New York, for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

11.11 Waiver of Jury Trial. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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11.12 Treatment of Certain Information; Confidentiality.

(a) The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender, and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) below as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans and the termination of the Commitments.

(b) Each Lender and the Administrative Agent agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to keep confidential any non-public information supplied to it by the Borrower pursuant to this Agreement, provided that nothing herein shall limit the disclosure of any such information (i) after such information shall have become public (other than through a violation of this Section 11.12), (ii) to the extent required by statute, rule, regulation or judicial process, (iii) to counsel for any of the Lenders or the Administrative Agent, (iv) to bank examiners (or any other regulatory authority or self-regulatory body having jurisdiction over any Lender or the Administrative Agent), or to auditors or accountants, (v) to the Administrative Agent or any other Lender, (vi) in connection with the enforcement of rights or remedies hereunder, (vii) to a subsidiary or affiliate of such Lender as provided in paragraph (a) above or (viii) to any assignee or Participant (or prospective, assignee or Participant), so long as such assignee or Participant (or prospective assignee or Participant) first executes and delivers to the respective Lender a Confidentiality Agreement substantially in the form of Exhibit E hereto (or executes and delivers to such Lender an acknowledgement to the effect that it is bound by the provisions of this Section 11.12(b), which acknowledgement may be included as part of the respective assignment or participation agreement pursuant to which such assignee or participant acquires an interest in the Loans hereunder); provided, further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower. The obligations of any assignee that has executed a Confidentiality Agreement in the form of Exhibit E hereto shall be superseded by this Section 11.12 upon the date upon which such assignee becomes a Lender hereunder pursuant to Section 5.07 or 11.06(b) hereof.

(c) EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE

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MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS SUBSIDIARIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(d) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS SUBSIDIARIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

11.13 USA PATRIOT Act . Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER

CAPITAL ONE FINANCIAL CORPORATION

By	/s/ Stephen Linehan
Name:	Stephen Linehan
Title:	Senior Vice President and Treasurer

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ADMINISTRATIVE AGENT

JPMORGAN CHASE BANK, N.A.

By	/s/ Christie Herrick
Name:	Christie Herrick
Title:	Vice President

LENDERS

JPMORGAN CHASE BANK, N.A.

By	/s/ Christie Herrick
Name:	Christie Herrick
Title:	Vice President

CITIBANK, N.A.

By	/s/ Robert B. Goldstein
Name:	Robert B. Goldstein
Title:	Managing Director Citigroup/Global Financial Institutes

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BANK OF AMERICA, N.A.

By	/s/ Jeffrey M. Shaver
Name:	Jeffrey M. Shaver
Title:	Vice President

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BARCLAYS BANK PLC

By	/s/ Alison A. McGuigan
Name:	Alison A. McGuigan
Title:	Associate Director

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CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By	/s/ Jay Chall
Name:	Jay Chall
Title:	Director

By	/s/ James Neira
Name:	James Neira
Title:	Associate

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DEUTSCHE BANK AG NEW YORK BRANCH

By	/s/ Ruth Leung
Name:	Ruth Leung
Title:	Director

By	/s/ Richard Herder
Name:	Richard Herder
Title:	Managing Director

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LEHMAN BROTHERS BANK, FSB

By	/s/ Janine M. Shugan
Name:	Janine M. Shugan
Title:	Authorized Signatory

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MORGAN STANLEY BANK

By	/s/ Daniel Twenge
Name:	Daniel Twenge
Title:	Vice President

MORGAN STANLEY SENIOR FUNDING

By	/s/ Eugene R. Martin
Name:	Eugene R. Martin
Title:	Vice President

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WACHOVIA BANK, NATIONAL ASSOCIATION

By	/s/ Grainne M. Pergolini
Name:	Grainne M. Pergolini
Title:	Vice President

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SCHEDULE 2.01

COMMITMENTS

NAME OF LENDER	COMMITMENT
JPMorgan Chase Bank, N.A.	$924,000,000
Citibank, N.A.	$924,000,000
Bank of America, N.A.	$336,000,000
Barclays Bank plc	$336,000,000
Credit Suisse, Cayman Islands Branch	$336,000,000
Deutsche Bank AG New York Branch	$336,000,000
Lehman Brothers Bank, FSB	$336,000,000
Morgan Stanley Bank	$300,000,000
Morgan Stanley Senior Funding	$36,000,000
Wachovia Bank, National Association	$336,000,000

TOTAL	$4,200,000,000

Schedule 2.01

Schedule 7.03—Litigation

1. American Express Travel Related Services Company, Inc., filed a lawsuit against MasterCard and Visa as well as several of their member banks under United States antitrust law. Capital One Bank, Capital One, F.S.B., and Capital One are named defendants.

2. A number of entities, each purporting to represent a class of retail merchants filed antitrust lawsuits against MasterCard and Visa as well as several of their member banks. Capital One, F.S.B., and Capital One are named defendants.

Please refer to the section entitled “Industry Litigation” in Note 8 under the heading “Notes to Condensed Consolidated Financial Statements” in the Form 10-Q filed by the Borrower with the Securities and Exchange Commission on May 4, 2006 for further information with respect to the pending litigation referenced above.

Schedule 7.03

EXHIBIT A

[Form of Note]

PROMISSORY NOTE

$	, 200

New York, New York

FOR VALUE RECEIVED, CAPITAL ONE FINANCIAL CORPORATION, a corporation organized under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to the order of                                      (the “Lender”), for account of its Applicable Lending Office provided for by the Bridge Loan Agreement referred to below, at the Administrative Agent’s Account, the principal sum of              Dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Bridge Loan Agreement), in Dollars and in immediately available funds, on the date and in the principal amounts provided in the Bridge Loan Agreement, and to pay interest on the unpaid principal amount of each such Loan, to such Account, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Bridge Loan Agreement.

This Note is one of the Notes referred to in the Bridge Loan Agreement dated as of May 9, 2006 (as modified and supplemented and in effect from time to time, the “Bridge Loan Agreement”) among Capital One Financial Corporation, the lenders party thereto (including the Lender) and JPMorgan Chase Bank, N.A., as Administrative Agent, and evidences the Loan made by the Lender thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Bridge Loan Agreement.

The Bridge Loan Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

Except as permitted by Section 11.06 of the Bridge Loan Agreement, this Note may not be assigned by the Lender to any other Person.

This Note shall be governed by, and construed in accordance with, the law of the State of New York.

CAPITAL ONE FINANCIAL CORPORATION

By
Title:

Note

EXHIBIT B-1

[Form of Opinion of Special New York Counsel to the Borrower]

                         , 2006

Each of the Lenders Party

to the Bridge Loan Agreement

Referred to Below

JPMorgan Chase Bank, N.A.,

as Administrative Agent

270 Park Avenue

New York, NY 10017

Ladies and Gentlemen:

We have acted as special New York counsel to Capital One Financial Corporation (the “Borrower”) in connection with the Bridge Loan Agreement (the “Bridge Loan Agreement”) dated as of May 9, 2006 among the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Bridge Loan Agreement.

As to facts relevant to the opinions expressed herein, we have examined and relied upon the representations and warranties made in (or pursuant to) the Bridge Loan Agreement and the certificates and other instruments delivered pursuant thereto. We have assumed that all such representations and warranties are accurate. We have not reviewed the dockets or other records of any governmental or regulatory body.

In connection with the opinions herein, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

We have assumed for purposes of our opinions hereinafter set forth that the Bridge Loan Agreement has been duly authorized, executed and delivered by each of the parties thereto (other than the Borrower) and is a binding obligation of each such party (other than the Borrower) and that each such party (other than the Borrower) is duly organized and validly existing under the jurisdiction in which it is organized and has full power, authority and legal right to execute, deliver and perform the Bridge Loan Agreement.

Based on and subject to the foregoing and the other paragraphs hereof, and such examination of law as we have deemed necessary, we are of the opinion that:

Opinion of Special New York Counsel to the Borrower

1.	The Borrower has all requisite power and authority to execute and deliver the Bridge Loan Agreement and the Notes and perform its obligations thereunder and has taken all necessary action to authorize the execution, delivery and performance thereof.

2.	The Bridge Loan Agreement has been, and the Notes when executed and delivered in accordance with the Bridge Loan Agreement will be, duly executed and delivered by the Borrower. The Bridge Loan Agreement constitutes, and the Notes when executed and delivered in accordance with the Bridge Loan Agreement will constitute, legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms.

3.	Neither the execution, delivery and performance by the Borrower of the Bridge Loan Agreement and the Notes, nor the compliance by the Borrower with the terms and provisions thereof: (a) violates the General Corporation Law of the State of Delaware, any law, statute or regulation of the State of New York or any federal law of the United States (including Regulations T, U and X of the Board of Governors of the Federal Reserve System) that, in each case, is applicable to the Borrower and which, in our experience, would normally apply to transactions of the type contemplated by the Bridge Loan Agreement and the Notes, or (b) any provision of the organizational documents of the Borrower.

4.	No consent, approval or authorization of, or filing with, any governmental authority of the State of New York or the United States of America that, in each case, is applicable to the Borrower is required for (a) the due execution, delivery and performance by the Borrower of the Bridge Loan Agreement and the Notes or (b) the validity, binding effect or enforceability of the Bridge Loan Agreement and the Notes, except (i) in each case as have previously been made or obtained, and (ii) consents, approvals, authorizations or filings as may be required to be obtained or made by any Lender as a result of its involvement in the transactions contemplated by the Bridge Loan Agreement.

The opinions set forth above are subject to the following limitations and qualifications:

(a) Our opinions are limited to the federal law of the United States of America, the laws of the State of New York and General Corporation Law of the State of Delaware, and we do not express any opinion concerning any other law.

(b) Our opinions are subject to (i) the effect of bankruptcy, insolvency, reorganization, conservatorship, receivership, liquidation, fraudulent conveyance, fraudulent transfer, equitable subordination, readjustment of debt, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally, and (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and by limitations on he availability of specific performance, injunctive relief or other equitable remedies.

(c) We express no opinion as to any provision of the Bridge Loan Agreement and the Notes that (i) provides for a manner of service of process different than that prescribed or permitted by law; (ii) relates to severability or separability; (iii) relates to indemnification or reimbursement obligations to the extent any such provision violates public policy; (iv) purports to require that all amendments, waivers and terminations be in writing or to require disregard of any course of dealing between parties; (v) purports to waive the right to object to venue or to assert forum non conveniens; or (vi) purports to grant rights of set-off to participants.

Opinion of Special New York Counsel to the Borrower

2

This opinion is delivered only to you in connection with the Bridge Loan Agreement and is solely for your benefit and may not be relied upon or used by, circulated, quoted or referred to, nor may copies be delivered to, any other person, other than your assignees, transferees and prospective assignees and transferees, without our prior written consent. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

Very truly yours,

Opinion of Special New York Counsel to the Borrower

3

EXHIBIT B-2

[Form of Opinion of Counsel to the Borrower]

                         , 2006

Each of the Lenders party

to the Bridge Loan Agreement

referred to below

JPMorgan Chase Bank, N.A.,

as Administrative Agent

270 Park Avenue

New York, New York 10017

Ladies and Gentlemen:

I am the                                          of Capital One Financial Corporation (the “Borrower”), and, together with other attorneys under my supervision, have acted as counsel to the Borrower in connection with (i) the Bridge Loan Agreement (the “Bridge Loan Agreement”) dated as of May 9, 2006 among the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, providing for loans to be made by the Lenders to the Borrower in an aggregate initial principal amount not exceeding $4,200,000,000 and (ii) the various other agreements, instruments and other documents referred to in the next following paragraph. Capitalized terms used but not defined herein have the respective meanings given to such terms in the Bridge Loan Agreement. This opinion letter is being delivered pursuant to Section 6.01(d) of the Bridge Loan Agreement.

In rendering the opinions expressed below, we have examined executed or conformed counterparts, or copies otherwise identified to our satisfaction of the following agreements, instruments and other documents, copies of which have been delivered to you:

(a) the Bridge Loan Agreement;

(b) the Notes; and

(c) such records of the Borrower and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

Opinion of Counsel to the Borrower

We have obtained or have been furnished with, and as to factual matters have relied upon, such certificates, advice and assurances from representatives of the Borrower, public officials and others and the representations and warranties and covenants and agreements of the parties contained in the Bridge Loan Agreement as we have deemed necessary or appropriate for the purposes of this opinion. In connection with the opinions herein, we have assumed the legal capacity of all natural persons, the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. We have also assumed the genuineness of all signatures and the due execution and delivery pursuant to due authorization of the Bridge Loan Agreement and the Notes by, and the valid and binding nature of the Bridge Loan Agreement and the Notes on, the parties thereto other than the Borrower.

Based on and subject to the foregoing and the other paragraphs hereof, it is my opinion that:

1. The Borrower is a corporation validly existing and in good standing under the laws of the State of Delaware.

2. The Borrower has the corporate power to execute and deliver the Bridge Loan Agreement and the Notes and to consummate the transactions set forth therein. The Borrower has the corporate power to borrow under the Bridge Loan Agreement.

3. The Bridge Loan Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Borrower.

4. The Bridge Loan Agreement has been, and the Notes when executed and delivered in accordance with the Bridge Loan Agreement will be, duly executed and delivered by the Borrower.

5. Neither the execution and delivery by the Borrower of the Bridge Loan Agreement and the Notes nor the performance by the Borrower of its obligations under the Bridge Loan Agreement and the Notes result in a breach of the terms of, or constitute a default under the applicable organizational documents of the Borrower, each as amended, and do not result in a material breach of the terms of, or constitute a material default under (i) any rule, order (known to me), statute or regulation, to the extent the foregoing relate to Delaware corporate, or other Delaware laws or United States federal law, of any Delaware or United States court, regulatory body, or administrative or governmental agency having jurisdiction over the Borrower, as applicable or (ii) the terms of any material indenture or other material agreement or instrument to which the Borrower is a party (and, for purposes of clauses (i) and (ii) of this paragraph 5, a breach or default is “material” solely if it would materially adversely affect the validity or enforceability of, or the rights and remedies of the Lenders or the Administrative Agent under, the Bridge Loan Agreement).

6. Except as set forth in Schedule 7.03 to the Bridge Loan Agreement, to my knowledge there are no actions, proceedings or investigations pending or threatened in writing before any court, governmental or regulatory authority or agency against or affecting the Borrower or any of its Subsidiaries or any of their respective Properties, except proceedings that, if adversely determined, would not have a Material Adverse Effect.

Opinion of Counsel to the Borrower

2

Insofar as the foregoing opinions relate to the good standing of the Borrower, they are based solely on a certificate of good standing dated [                    ], 2006 received from the Secretary of State of the State of Delaware and attached hereto as Exhibit A.

The foregoing opinions are subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar law affecting the rights and remedies of creditors generally as may be in effect from time to time and (ii) general principles of equity, regardless of whether such is considered in a proceeding at law or in equity. We note that the rights to indemnity and contribution under the Bridge Loan Agreement may be limited by United States federal laws or the public policy underlying such laws.

The opinions expressed herein are limited to, and I express no opinion as to any jurisdiction other than, the Delaware General Corporation Law and the federal law of the United States of America.

This opinion letter is delivered to you in connection with the above described transaction and is solely for your benefit and may not be relied upon or used by, circulated, quoted or referred to, nor may copies be delivered to, any other person without my prior written consent. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

Very truly yours,

[ ]

Opinion of Counsel to the Borrower

3

EXHIBIT C

[Form of Opinion of Special New York Counsel to JPMorgan]

                    , 2006

Each of the Lenders party

to the Bridge Loan Agreement

referred to below

JPMorgan Chase Bank, N.A.,

as Administrative Agent

270 Park Avenue

New York, New York 10017

Ladies and Gentlemen:

We have acted as special New York counsel to JPMorgan Chase Bank, N.A. (“JPMorgan”) in connection with (i) the Bridge Loan Agreement dated as of May 9, 2006 (the “Bridge Loan Agreement”) among Capital One Financial Corporation (the “Borrower”), the Lenders party thereto and JPMorgan, as Administrative Agent, providing for loans to be made by the Lenders to the Borrower in an aggregate principal amount not exceeding $4,200,000,000 and (ii) the various other agreements, instruments and other documents referred to in the next following paragraph. Capitalized terms used but not defined herein have the respective meanings given to such terms in the Bridge Loan Agreement. This opinion letter is being delivered pursuant to Section 6.01(e) of the Bridge Loan Agreement.

In rendering the opinions expressed below, we have examined the following agreements, instruments and other documents:

(a) the Bridge Loan Agreement; and

(b) such other documents as we have deemed necessary as a basis for the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies, and we have assumed that all authorizations, approvals or consents of, and all filings and registrations with, any governmental or regulatory authority or agency required for the making and performance by the Borrower of the Bridge Loan Agreement have been obtained or made and are in effect. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Bridge Loan Agreement.

Opinion of Special New York Counsel to JPMorgan

In rendering the opinions expressed below, we have assumed, with respect to all of the documents referred to in this opinion letter, that:

(i) such documents have been duly authorized by, have been duly executed and delivered by, and (except to the extent set forth in the opinions below as to the Borrower) constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents;

(ii) all signatories to such documents have been duly authorized; and

(iii) all of the parties to such documents are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that the Bridge Loan Agreement constitutes, and each of the Notes, when duly executed and delivered in accordance with the Bridge Loan Agreement will constitute, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by bankruptcy, fraudulent conveyance or transfer, insolvency, receivership, conservatorship, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

The foregoing opinions are subject to the following comments and qualifications:

(A) The enforceability of Section 11.03 of the Bridge Loan Agreement may be limited by (i) laws rendering unenforceable indemnification contrary to Federal or state securities laws and the public policy underlying such laws and (ii) laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

(B) The enforceability of provisions in the Bridge Loan Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(C) We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than the State of New York) that limit the interest, fees or other charges such Lender may impose, (ii) Section 4.07(c) of the Bridge Loan Agreement, (iii) the second sentence of Section 11.10 of the Bridge Loan Agreement, insofar as such sentence relates to the subject matter jurisdiction of the United States District Court for the Southern

Opinion of Special New York Counsel to JPMorgan

2

District of New York to adjudicate any controversy related to the Bridge Loan Agreement and the Notes or (iv) the waiver of inconvenient forum set forth in the third sentence of Section 11.10 of the Bridge Loan Agreement with respect to proceedings in the United States District Court for the Southern District of New York.

The foregoing opinions are limited to matters involving the Federal laws of the United States and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.

At the request of our client, this opinion letter is, pursuant to Section 6.01(e) of the Bridge Loan Agreement, provided to you by us in our capacity as special New York counsel to JPMorgan and may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the Bridge Loan Agreement without, in each instance, our prior written consent.

Very truly yours,

WFC/[RJW]

Opinion of Special New York Counsel to JPMorgan

3

EXHIBIT D

[Form of Notice of Borrowing]

[Date]

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

From:	Capital One Financial Corporation

Re:	Notice of Borrowing

Pursuant to Section 2.02 of the Bridge Loan Agreement dated as of May 9, 2006 (as modified and supplemented and in effect from time to time, the “Bridge Loan Agreement”) among Capital One Financial Corporation, as the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, the undersigned Borrower hereby gives notice of the borrowing of Loans described below:

Aggregate Principal Amount of Loans to be borrowed:	____________________

Business Day of Borrowing:	____________________

Type of Loans to be borrowed:	____________________

Interest Period to be applicable:	____________________

This Notice of Borrowing constitutes a certification by the Borrower to the effect set forth in Section 6.02(b) of the Bridge Loan Agreement, both as of the date of this Notice of Borrowing and, unless the undersigned notifies the Administrative Agent prior to the Borrowing Date, as of the Borrowing Date.

Terms used herein have the meanings assigned to them in the Bridge Loan Agreement.

CAPITAL ONE FINANCIAL CORPORATION

By
Title:

Notice of Borrowing

EXHIBIT E

[Form of Confidentiality Agreement]

CONFIDENTIALITY AGREEMENT

[Date]

[Insert Name and

  Address of Prospective

  Participant or Assignee]

Re:	Bridge Loan Agreement dated as of May 9, 2006 (as modified and supplemented and in effect from time to time, the “Bridge Loan Agreement”) among Capital One Financial Corporation, as the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Ladies and Gentlemen:

As a Lender party to the Bridge Loan Agreement, we have agreed with the Borrower pursuant to Section 11.12 of the Bridge Loan Agreement to keep confidential, except as otherwise provided therein, all non-public information delivered to us pursuant to the Bridge Loan Agreement.

As provided in said Section 11.12, we are permitted to provide you, as a prospective [holder of a participation in the Loans (as defined in the Bridge Loan Agreement)] [assignee Lender], with certain of such non-public information subject to the execution and delivery by you, prior to receiving such non-public information, of a Confidentiality Agreement in this form. Such information will not be made available to you until your execution and return to us of this Confidentiality Agreement.

Accordingly, in consideration of the foregoing, you agree (on behalf of yourself and each of your affiliates, directors, officers, employees and representatives and for the benefit of us and the Borrower) that (A) such information will not be used by you except in connection with the proposed [participation][assignment] mentioned above and (B) you shall keep such information confidential, provided that (x) nothing herein shall limit the disclosure of any such information (i) after such information shall have become public (other than through a violation of Section 11.12 of the Bridge Loan Agreement), (ii) to the extent required by statute, rule, regulation or judicial process, (iii) to your counsel or to counsel for any of the Lenders or the Administrative Agent, (iv) to bank examiners (or any other regulatory authority or self-regulatory body having jurisdiction over any Lender or the Administrative Agent), or to auditors

Confidentiality Agreement

or accountants, (v) to the Administrative Agent or any other Lender, (vi) in connection with the enforcement of rights or remedies under the Bridge Loan Agreement, (vii) to a subsidiary or affiliate of yours as provided in Section 11.12(a) of the Bridge Loan Agreement or (viii) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to you a Confidentiality Agreement substantially in the form hereof and (y) in no event shall you be obligated to return any materials furnished to you pursuant to this Confidentiality Agreement.

If you are a prospective assignee, your obligations under this Confidentiality Agreement shall be superseded by Section 11.12 of the Bridge Loan Agreement on the date upon which you become a Lender under the Bridge Loan Agreement pursuant to Section 5.07 or 11.06(b) thereof. This Confidentiality Agreement shall be governed by, and construed in accordance with, the law of the State of New York without reference to choice of law doctrine.

Please indicate your agreement to the foregoing by signing as provided below the enclosed copy of this Confidentiality Agreement and returning the same to us.

Very truly yours,

[INSERT NAME OF LENDER]

By
Title:

The foregoing is agreed to
as of the date of this letter:

[INSERT NAME OF PROSPECTIVE
PARTICIPANT OR ASSIGNEE]

By
Title:

Assignment and Assumption

2

EXHIBIT F

[Form of Assignment and Assumption]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Bridge Loan Agreement identified below (as amended, the “Bridge Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Bridge Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Bridge Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Bridge Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:	________________________________

2. Assignee:	________________________________

[and is an Affiliate/Approved Fund of [identify Lender]1]

Assignment and Assumption

3. Borrower:	Capital One Financial Corporation

4. Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Bridge Loan Agreement

5. Bridge Loan Agreement:	The $4,200,000,000 Bridge Loan Agreement dated as of May 9, 2006 among Capital One Financial Corporation, as the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
	$	$	%

Effective Date (herein, the “Effective Date”):                          , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

[1]	Select as applicable.
[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Assignment and Assumption

2

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Assignment and Assumption

3

[Consented to and][3] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Title:

[Consented to:][4]

CAPITAL ONE FINANCIAL CORPORATION

By
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Bridge Loan Agreement.
[4]	To be added only if the consent of the Borrower is required by the terms of the Bridge Loan Agreement.

Assignment and Assumption

4

ANNEX 1

$4,200,000,000 BRIDGE LOAN AGREEMENT DATED AS OF MAY     , 2006

AMONG CAPITAL ONE FINANCIAL CORPORATION, AS THE BORROWER, CERTAIN

LENDERS PARTY THERETO AND JPMORGAN CHASE BANK, N.A., AS

ADMINISTRATIVE AGENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Bridge Loan Agreement or the Notes, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Bridge Loan Agreement or the Notes or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Bridge Loan Agreement or the Notes or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of its respective obligations under the Bridge Loan Agreement or the Notes.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Bridge Loan Agreement, (ii) it satisfies the requirements, if any, specified in the Bridge Loan Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Bridge Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received and/or had the opportunity to review a copy of the Bridge Loan Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has in its sole discretion deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on

Assignment and Assumption

the Administrative Agent or any other Lender, and (v) if it is not a U.S. Person, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Bridge Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Bridge Loan Agreement and the Notes, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Bridge Loan Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Assignment and Assumption

2

EXHIBIT G

[Form of Continuation Notice]

[Date]

To:	JPMorgan Chase Bank, N.A.,
as Administrative Agent

From:	Capital One Financial Corporation

Re:	Notice of Continuation

Pursuant to Section 2.08 of the Bridge Loan Agreement dated as of May 9, 2006 (as modified and supplemented and in effect from time to time, the “Bridge Loan Agreement”) among Capital One Financial Corporation, as the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, the undersigned Borrower (terms used but not defined herein to have the respective meanings assigned to them in the Bridge Loan Agreement) hereby gives notice irrevocably, that the Borrower hereby requests a [Continuation] [Conversion] of Loans under the Bridge Loan Agreement and, in connection therewith, sets forth below the information relating to such [Continuation] [Conversion] (the “Proposed [Continuation] [Conversion]”).

(a) The Borrower hereby requests that Loans be [Continued] [Converted] as follows:

(i) The first day of the new Interest Period in respect of the Proposed [Continuation] [Conversion] shall be                          ,             (which is a Business Day).

(ii) [If such Eurodollar Loans are to be Continued with no change in any Type of Loan:] $             of the currently outstanding principal amount of Loans currently being maintained as Loans with an Interest Period of [one] [two] [three] [six] month(s), the last day of which is the first day of the Proposed Continuation referred to in clause (i) above, should be continued as $             of Loans with an Interest Period of [one] [two] [three] [six] month(s).

(iii) [If such Loans are to be Converted:] $             of the currently outstanding principal amount of Loans which are [Base Rate Loans] [Eurodollar Loans with an Interest Period of [one] [two] [three] [six] month(s), the last day of which is the first day of the Proposed Conversion referred to in clause (i) above] should be converted to [Base Rate Loans] [Eurodollar Loans with an Interest Period of [one] [two] [three] [six] month(s)].

(b) The Borrower hereby certifies that, as of the date hereof, no Event of Default has occurred and is continuing.

Notice of Continuation

Terms used herein have the meanings assigned to them in the Bridge Loan Agreement.

CAPITAL ONE FINANCIAL CORPORATION

By
Title:

Notice of Continuation